As filed with the Securities and Exchange Commission on July 19, 2005

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Airbee Wireless, Inc.

(Name of Registrant in Our Charter)

Delaware	46-0500345
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9400 Key West Avenue Rockville, Maryland 20850-3322	7372	Sundaresan Raja 9400 Key West Avenue Rockville, Maryland 20850-3322
(Address and telephone number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, address and telephone number of agent for service)

Copies to:

Clayton E. Parker, Esq.	Christopher K. Davies, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP	Kirkpatrick & Lockhart Nicholson Graham LLP
201 S. Biscayne Boulevard, Suite 2000	201 S. Biscayne Boulevard, Suite 2000
Miami, Florida 33131	Miami, Florida 33131
Telephone: (305)539-3300	Telephone: (305)539-3300
Telecopier: (305)358-7095	Telecopier: (305)358-7095

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
		Maximum	Aggregate	Amount Of
Title Of Each Class Of	Amount To Be	Offering Price	Offering	Registration
Securities To Be Registered	Registered	Per Share (1)	Price (1)	Fee
Common Stock, par value $0.00004 per share	28,247,137 shares (2)	$0.83	$23,445,123.71	$2,760.07
TOTAL	28,247,137 shares (2)	$0.83	$23,445,123.71	$2,760.07

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)	Of these shares, 25,455,008 are being registered under a Standby Equity Distribution Agreement and 792,000 shares as a one-time commitment fee to Cornell Capital Partners, LP.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated July 19, 2005

AIRBEE WIRELESS, INC.
28,247,137 Shares of Common Stock

          This prospectus relates to the sale of up to 28,247,137 shares of common stock of Airbee Wireless, Inc. (“Airbee”) by certain persons who are stockholders of Airbee, including Cornell Capital Partners, L.P. (“Cornell Capital Partners”). Please refer to “Selling Stockholders” beginning on page 13. Airbee is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Airbee will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement (the “Equity Distribution Agreement”), which was entered into as of April 20, 2005 between Airbee and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Airbee. Airbee has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Equity Distribution Agreement.

          Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ABEW.PK”. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On July 18, 2005, the last reported sale price of our common stock was $0.83 per share. These prices will fluctuate based on the demand for the shares of our common stock.

          Please refer to “Risk Factors” beginning on page 6.

          The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July ___, 2005

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	12
SELLING STOCKHOLDERS	13
USE OF PROCEEDS RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT	16
DILUTION	17
EQUITY DISTRIBUTION AGREEMENT	18
PLAN OF DISTRIBUTION	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
DESCRIPTION OF BUSINESS	28
MANAGEMENT	38
DESCRIPTION OF PROPERTY	46
LEGAL PROCEEDINGS	46
PRINCIPAL STOCKHOLDERS	47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	50
DESCRIPTION OF SECURITIES	51
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE	52
EXPERTS	52
LEGAL MATTERS	52
HOW TO GET MORE INFORMATION	52
CONSOLIDATED FINANCIAL STATEMENTS	F-i
PART II	II-1

i

PROSPECTUS SUMMARY

          The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment in Airbee.

Overview

          Airbee Wireless, Inc. is (a) a developer of intelligent connectivity software for wireless voice, data and video communications designed to comply with the ZigBee global standard and (b) a marketer of wireless vehicle immobilization and anti-theft devices to automobile dealerships. Our software, when embedded on microchips or in various devices, will enable consumer and business devices to connect to each other over short distances without requiring the use of cables or wires. We intend to license our software, which has been designed and engineered to comply with the recently released ZigBee standard for short-range, low-energy consumption, voice and data wireless communications to manufacturers of microprocessors and OEM manufacturers, thereby enabling them to develop an increasing number of wireless communications applications using Airbee’s software, including consumer electronics, medical equipment, sensor and metering equipment, and industrial automation equipment. To date, we have not produced any licensed sales.

          We were organized under the laws of the state of Delaware in 2002 to develop a portfolio of embedded wireless connectivity software. In October 2002, we acquired Connexus Technologies (Pte.) Ltd. and its wholly-owned subsidiary, Connexus Technologies (India) Pvt. Ltd., with the intention of securing complementary wireless technology to further enhance our operating platform. In May 2005, we acquired Identity, Inc., which markets wireless anti-theft devices to automobile dealerships to (a) secure inventory on the dealership’s premises and (b) sell the device to consumers who purchase the vehicles. Identity’s customers include dealerships representing widely diversified brand names such as General Motors, Ford, Chrysler, Dodge, Toyota, Lexus, Nissan, Infinity, Hyundai, Kia, Mitsubishi, Mazda and Suzuki.

Going Concern

          Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced net losses from operations of $1,136,743 and $1,360,577 for the years ended December 31, 2004 and December 31, 2003, respectively and a net loss of $552,281 for the three months ended March 31, 2005. In addition, we have a working capital deficit of $1,459,481 as of December 31, 2004 and $1,384,947 for the three months ended March 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

About Us

          Our principal executive offices are located at 9400 Key West Avenue, Rockville, Maryland 20850-3322. Our telephone number is (301) 517-1860 and our website is located at www.airbeewireless.com.

THE OFFERING

          This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of Airbee. Cornell Capital Partners intends to sell up to 26,830,008 shares of common stock, 25,455,008 of which are under the Equity Distribution Agreement, and 592,000 shares of common stock and warrants that are convertible into 200,000 shares of common stock, which were issued to Cornell Capital Partners as a one-time commitment fee under the Equity Distribution Agreement. In addition, Monitor Capital, Inc. intends to sell up to 8,000 shares of common stock. The commitment amount of the Equity Distribution Agreement is $20,000,000. At an assumed market price of $0.7857 per share, Airbee should be able to receive the entire $20,000,000 in gross proceeds under the Equity Distribution Agreement.

          On April 20, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Airbee may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $20,000,000. The purchase price for our shares is equal to 97%, or a 3% discount, of the offering price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each cash advance is subject to a maximum advance amount of $300,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received 592,000 shares of common stock and warrants convertible into 200,000 shares of common stock as a one-time commitment fee under the Equity Distribution Agreement on April 20, 2005. Cornell Capital Partners will be paid a fee equal to 5% of each advance, which will be retained by Cornell Capital Partners from each advance. On April 20, 2005, Airbee entered into a Placement Agent Agreement with Monitor Capital, Inc., a registered broker-dealer. Pursuant to the Placement Agent Agreement, Airbee paid Monitor Capital, a one-time placement agent fee of 8,000 restricted shares of common stock equal to approximately $10,000 based on the market price of the stock at the time of issuance.

          As our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement for a given advance otherwise there will be a decrease in the amount of proceeds we may receive under the Equity Distribution Agreement. The following table, shows the number of shares to be issued under the Equity Distribution Agreement at an assumed offering price of $0.7857 per share and 25%, 50% and 75% discounts to the assumed market price.

Assumed Offering:	$0.7857	$0.5893	$0.3929	$0.1964
No. of Shares(1):	25,455,008	25,455,008	25,455,008	25,455,008
Total Outstanding (2):	103,881,144	103,881,144	103,881,144	103,881,144
Percent Outstanding (3):	24.50%	24.50%	24.50%	24.50%
Net Cash to Airbee	18,915,000	14,165,000	9,415,000	4,665,000

(1)	Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement, not including shares issued under the secured convertible debentures and the compensation debenture.

(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Common Stock Offered	28,247,137 shares by selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering[1]	53,614,040 shares as of July 15, 2005

Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	ABEW.PK

[1]	Excludes up to 25,455,008 shares of our common stock that will be issued under the Equity Distribution Agreement..

SUMMARY FINANCIAL INFORMATION
FOR AIRBEE WIRELESS, INC.

	FOR THE THREE	FOR THE YEAR	FOR THE YEAR
	MONTHS ENDED	ENDED	ENDED
	MARCH 31,	DECEMBER 31,	DECEMBER 31,
BALANCE SHEET DATA	2005	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$91,650	$87,362	$23,488
Prepaid expenses and other current assets	41,805	25,559	9,553

Total Current Assets	133,455	112,921	33,041

Fixed assets, net of depreciation	62,601	51,362	8,215

Intangible assets	165,975	165,975	164,727
Other assets	—	1,605	1,545

	165,975	167,580	166,272

TOTAL ASSETS	$362,031	$331,863	$207,528

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Notes payable — related party	$1,010,621	$1,056,611	$625,422
Notes payable — other	50,000	50,000	50,000
Liability for stock to be issued	—	76,000	—
Accounts payable and accrued expenses	457,781	389,791	256,888

Total Current Liabilities	1,518,402	1,572,402	932,310

Long-term Liabilities:
Due officers	40,927	40,927	39,076

Total Long-term Liabilities	40,927	40,927	39,076

Total Liabilities	1,559,329	1,613,329	971,386

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.00004 Par Value; 200,000,000 shares authorized 41,216,913 and 36,078,979 shares issued and outstanding at December 31, 2004 and 2003, respectively and 42,724,056 shares at March 31, 2005	1,709	1,648	1,443
Additional paid-in capital	2,256,600	1,623,852	1,013,518
Unearned compensation	(37,804)	(41,241)	(54,989)
Accumulated comprehensive income	933	730	5,882
Deficit accumulated during the development stage	(3,366,647)	(2,814,366)	(1,677,623)

	(1,145,209)	(1,229,377)	(711,769)

Less: Treasury stock, 704,362 shares at cost	(52,059)	(52,089)	(52,089)

Total Stockholders’ Equity (Deficit)	(1,197,298)	(1,281,466)	(763,858)

TOTAL LIABILITIES ANDS STOCKHOLDERS’ EQUITY (DEFICIT)	$362,031	$331,863	$207,528

SUMMARY FINANCIAL INFORMATION FOR
AIRBEE WIRELESS, INC. AND SUBSIDIARIES

	FOR THE THREE	FOR THE YEAR	FOR THE YEAR
	MONTHS ENDED	ENDED	ENDED
	MARCH 31,	DECEMBER 31,	DECEMBER 31,
STATEMENT OF OPERATIONS	2005	2004	2003
OPERATING REVENUES
Sales	$—	$—	$5,081

COST OF SALES	—	—	5,520

GROSS PROFIT (LOSS)	—	—	(439)

OPERATING EXPENSES
Compensation and professional fees	246,426	505,776	589,828
Research and development	212,070	502,853	643,329
Selling, general and administrative expenses	62,129	129,655	38,500
Impairment	—	—	—
Depreciation and amortization	3,082	4,188	2,226

Total Operating Expenses	523,707	1,142,472	1273,883

LOSS BEFORE OTHER (EXPENSE)	(523,707)	(1,142,472)	(1,274,322)

OTHER INCOME (EXPENSE)
Other income	—	70,000	—
Interest expense	(28,574)	(64,271)	(86,255)

Total Other Income (Expense)	(28,574)	5,729	(86,255)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(552,281)	(1,136,743)	(1,360,577)
Provision for Income Taxes	—	—	—

NET LOSS APPLICABLE TO COMMON SHARES	$(552,281)	$(1,136,743)	$(1,360,577)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.013)	$(0.029)	$(0.048)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	41,849,373	38,578,861	28,391,865

RISK FACTORS

We Are Subject To Various Risks That May Materially Harm Our Business, Financial Condition And Results Of Operations

          You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

Risks Related To Our Business

Management Recognizes That We Must Raise Additional Financing To Fund Our Ongoing Operations And Implement Our Business Plan Or We Could Be Forced To Curtail Or Cease Operations

          It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

          Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Equity Distribution Agreement. The amount of each advance under the Equity Distribution Agreement is subject to a maximum amount equal to $300,000. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. If the market price of our shares of common stock declines, we would be required to issue more shares of common stock in order to draw down the same dollar amount of an advance than if our stock price were higher.

We Have A History Of Losses And, If We Do Not Achieve Profitability In The Near Future, We Could Be Forced To Significantly Curtail Our Operations, Which Would Negatively Impact Our Financial Statements

          During the years ended December 31, 2004 and December 31, 2003, we incurred losses of $1,136,743 and $1,360,577, respectively and losses of $552,281 for the three months ended March 31, 2005. As a result, we will need to generate significant additional revenues to achieve and maintain profitability. We cannot assure our shareholders that we will achieve significant additional revenues, or that we will become profitable and, if so, sustain profitability into the future. It is possible that we may encounter unexpected expenses. If the time required to generate significant revenues and achieve profitability is longer than anticipated, we may need to obtain working capital in the future. There can be no assurance that we will be able to successfully complete any such financing arrangements or that the amounts raised would meet our cash flow needs. We cannot assure our shareholders that additional capital will be available to us in the future on favorable terms, or at all. The various elements of our business strategies, including marketing activities and obtaining increased market acceptance, may require additional future capital. If adequate funds are not available or are not available on acceptable terms, our ability to fund those business activities essential to operate profitably, including further sales and marketing activities, would be significantly limited.

We Have Been The Subject of a Going Concern Opinion By Our Independent Auditors Which Have Raised Substantial Doubt As To Our Ability To Continue As A Going Concern

          Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced net losses from operations of $1,136,743 and $1,360,577 for the years ended December 31, 2004 and December 31, 2003, respectively and losses of $552,281 for the three months ended March 31, 2005. In addition, we have a working capital deficit of $1,459,481 as of December 31, 2004 and $1,384,947 for the three months ended March 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

          Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

We Could Fail To Attract Or Retain Key Personnel, Which Could Be Detrimental To Our Operations

          Our success largely depends on the efforts and abilities of our Chief Executive Officer, Sundaresan Raja, our Chief Financial Officer, Richard Sommerfeld, Jr. and our Chief Operating Officer, Eugene Sharer. The loss of their services could materially harm our business because of the cost and time necessary to find their successors. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on our executive officers. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

We Are Subject To Price Volatility Due To Our Operations Materially Fluctuating As A Result Of Which Quarter-To-Quarter Comparisons Of Our Results Of Operations May Not Be Meaningful

          As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

          our ability to retain existing clients and customers;

          our ability to attract new clients and customers at a steady rate;

          our ability to maintain client satisfaction;

          the extent to which our products gain market acceptance;

          the timing and size of client and customer purchases;

          introductions of products and services by competitors;

          price competition in the markets in which we compete;

          our ability to attract, train, and retain skilled management;

          the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and

          general economic conditions and economic conditions specific to media distribution and music.

We May Not Be Able To Compete Effectively In Markets Where Our Competitors Have More Resources

          Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than Airbee. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

If We Are Unable To Respond To The Rapid Changes In Technology And Services Which Characterize Our Industry, Our Business And Financial Condition Could Be Negatively Affected

          Changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. We also believe that our future success will depend upon how successfully we are able to respond to the rapidly changing technologies and products. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We May Be Unable To Manage Growth, Which May Impact Our Potential Profitability

          Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

          Establish definitive business strategies, goals and objectives.

          Maintain a system of management controls.

          Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

          If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Because A Significant Portion Of Our Revenue Is To Be Derived From Software Licenses, We Are Dependent Upon The Ability Of Our Customers To Develop And Penetrate New Markets Successfully

          Our software license revenues depend both upon our ability to successfully negotiate production license agreements with our customers and, in turn, upon our customers’ successful commercialization of their underlying products. In particular, we shall derive significant revenue from customers that develop products in highly competitive and technologically complex markets such as consumer electronics, medical devices, homeland security, home automation, industrial control and automotive markets. If these customers sell fewer products or otherwise face significant economic difficulties, our revenues will be impacted. We cannot control our customers’ product development or commercialization or predict their success. In addition, we depend on our customers to accurately report the use of their products in order for us to collect our revenues from production licenses. If our customers are not successful with their products or do not accurately report use of their products to us, our software license revenues may be adversely impacted.

Numerous Factors May Cause Our Total Revenues And Operating Results To Fluctuate Significantly From Period To Period; These Fluctuations Increase The Difficulty Of Financial Planning And Forecasting And May Result In Decreases In Our Available Cash And Declines In The Market Price Of Our Stock

          A number of factors, many of which are outside our control, may cause or contribute to significant fluctuations in our total revenues and operating results. These fluctuations make financial planning and forecasting more difficult. These fluctuations may result in unanticipated decreases in our available cash, which could negatively impact our operations. As discussed more fully below, these fluctuations also could increase the volatility of our stock price. Factors that may cause or contribute to fluctuations in our operating results and revenues include:

•	acceptance by our customers of our Airbee embedded software platforms and/or the slow acceptance by the market of the recently announced ZigBee global standard for short-range wireless voice and data communications

•	the number and timing of orders we receive, including disproportionately higher receipt and shipment of orders in the last month of the quarter;

•	changes in the length of our products’ sales cycles, which increase as our customers’ purchase decisions become more strategic and are made at higher management levels;

•	the success of our customers’ products from which we derive our production license revenue;

•	the mix of our revenues as between sales of products and lower-margin sales of services;

•	our ability to control our operating expenses, and fully realize the impact of the restructuring plans we have implemented;

•	our ability to continue to develop, introduce and ship competitive new products and product enhancements quickly;

•	possible deferrals of orders by customers in anticipation of new product introductions;

•	announcements, product introductions and price reductions by our competitors;

•	the impact of, and our ability to react to, natural disasters and/or events of terrorism;

•	changes in business cycles that affect the markets in which we sell our products and services;

•	economic, political and other conditions in the United States and internationally;

•	foreign currency exchange rates; and

•	the impact of any stock-based compensation charges arising from the issuance of stock options, stock appreciation rights or any other stock-based awards.

          One or more of the foregoing factors may cause our operating expenses to be disproportionately high or may cause our net revenue and operating results to fluctuate significantly. Results from prior periods are thus not necessarily indicative of the results of future periods.

Legislative Actions May Cause Our Operating Expenses To Increase Which Could Have A Significant Negative Impact On Our Financial Position

          The Sarbanes-Oxley Act of 2002 and newly proposed or enacted rules and regulations of the Securities and Exchange Commission or the National Association of Securities Dealers impose new duties on us and our executives, directors, attorneys and independent accountants. In order to comply with the Sarbanes-Oxley Act and such new rules and regulations, we may be required to hire additional personnel and use additional outside legal, accounting and advisory services. Any of these developments could materially increase our operating expenses and accordingly reduce our net income or increase our net losses.

Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

          Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 53,614,040 shares of common stock outstanding as of July 15, 2005, 9,936,662 shares are, or will be, freely tradable without restriction, unless held by our “affiliates”. The remaining 43,677,378 of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, secured debentures convertible into shares of common stock at a floating discount rate.

Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price And Will Have An Incentive To Sell Its Shares, Which May Cause The Price Of Our Common Stock To Decline

          Cornell Capital Partners will purchase shares of our common stock pursuant to the Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to immediately sell any shares of our common stock that it purchases pursuant to the Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

          The selling stockholders intend to sell in the public market 28,247,137 shares of common stock being registered in this offering. That means that up to 28,247,137 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

The Sale Of Our Stock Under Our Equity Distribution Agreement Or Upon The Conversion Of Our Secured Convertible Debentures Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

          In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if Airbee has not performed in such a manner to show that the equity funds raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock, the price will likely decline.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

          Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

          Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

          With a price of less than $5.00 per share;

          That are not traded on a “recognized” national exchange;

          Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

          In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

          Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

          The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Equity Distribution Agreement When Needed

          We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Equity Distribution Agreement and the additional secured convertible debentures to be purchased by Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum cash advance of $300,000 during any seven trading day period. Based on an assumed market price of $0.7857 per share, we will be able to draw a total amount of $20,000,000 in gross proceeds under the Equity Distribution Agreement. This amount will utilize all of the 24,588,008 shares of our common stock registered for the Equity Distribution Agreement under this registration statement. If the actual average price at which we sell shares of common stock under the Equity Distribution Agreement is less than $0.7857 per share, we would need to register additional shares to fully utilize the funds available under the Equity Distribution Agreement.

We May Not Be Able To Obtain A Cash Advance Under The Equity Distribution Agreement If Cornell Capital Partners Holds More Than 9.9% Of Our Common Stock

          In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

FORWARD-LOOKING STATEMENTS

          Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

          This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

          The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Airbee. A description of each selling shareholder’s relationship to Airbee and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

		Percentage of		Percentage of
		Outstanding		Outstanding Shares			Percentage of
		Shares	Shares to be	to Be Acquired			Shares
	Shares Beneficially	Beneficially Owned	Acquired under the	under the Equity			Beneficially
	Owned Before	Before	Equity Distribution	Distribution	Shares to be Sold in		Owned After
Selling Stockholder	Offering	Offering (1)	Agreement	Agreement	the Offering		Offering (1)
	Shares Acquired in Financing Transactions with Airbee
Cornell Capital Partners, L.P.	792,000	1.01%	25,455,008	24.50%	26,247,008	(2)	0%
Consultants and Others
Monitor Capital	8,000	*	0	0	8,000		0%

Crescent Fund, LLC	375,000	*	0	0	375,000		0%

Jeffrey Galpern	400,000	*	0	0	400,000		0%

Daniel Borelli	125,000	*	0	0	125,000		0%

Fleming Hobbs	37,500	*	0	0	37,500		0%

Robert Mucha	87,500	*	0	0	87,500		0%

Marcus Perez	250,000	*	0	0	250,000		0%

Lance Pixler	482,143	*	0	0	482,143		0%

Sujatha Mahalingham	106,668	*	0	0	106,668		0%

Veeravanallur V. Iyer	26,667	*	0	0	26.667		0%

Adorno & Yoss LLP	5,497	*	0	0	5,497		0%

US Euro Securities, Inc.	14,423	*	0	0	14,423		0%

Offshore Capital Partners Ltd.	81,731	*	0	0	81,731		0%

Total	2,792,129	1.01%	25,455,008	24.50%	28,247,137		0%

*	Equals less than 1%.

(1)	Applicable percentage of ownership is based on 53,614,040 shares of common stock outstanding, plus 24,812,096 exercisable option shares, for a total of 78,426,136 shares of our common stock outstanding as of July 15, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 15, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(2)	Includes the 25,455,008 shares to be acquired by Cornell Capital Partners under the Equity Distribution Agreement and 592,000 shares of common stock and warrants convertible into 200,000 shares of common stock received as a one-time commitment fee under the Equity Distribution Agreement.

          The following information contains a description of each selling shareholder’s relationship to Airbee and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Airbee, except as follows:

Shares Acquired In Financing Transactions With Airbee

          Cornell Capital Partners. Cornell Capital Partners is the investor under the Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Airbee. Those transactions are explained below:

          Equity Distribution Agreement. On April 20, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Airbee may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $20,000,000. The purchase price for the shares is equal to 97% of the market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $300,000, with no advance occurring within seven trading days of a prior advance. In connection with the Equity Distribution Agreement, Cornell Capital Partners received 592,000 shares of our common stock and warrants convertible into 200,000 shares of our common stock as a one-time commitment fee. Cornell Capital Partners is entitled to retain a fee of 5% of each cash advance we receive under the Equity Distribution Agreement.

          There are certain risks related to sales by Cornell Capital Partners, including:

          The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners gets more shares.

          To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which could further depress the stock price.

          The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

          Monitor Capital, Inc. On April 20, 2005, we entered into a Placement Agent Agreement with Monitor Capital, Inc., a registered broker-dealer. Pursuant to the Placement Agent Agreement, we paid Monitor Capital, Inc. a one-time placement agent fee of 8,000 restricted shares of common stock on April 20, 2005, equal to approximately $10,000 based on our stock price on the date of April 20, 2005.

          With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Airbee so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

Other Selling Stockholders

          Crescent Fund, LLC. On February 10, 2005, we issued Crescent Fund, LLC, 375,000 shares of our common stock, which had a total cash value of $85,230 at the time of issuance. The shares were issued to Crescent Fund, LLC, in return for providing us investor relations and public relations services.

          Jeffrey Galpern. On January 13, 2005, we issued 400,000 shares of our common stock to Mr. Galpern in return for business and financial consulting services, which included assisting us with strategic planning, marketing and financial positioning strategies. The shares of common stock we issued to Mr. Galpern had a total cash value of $120,000 at the time of issuance.

          Daniel Borelli. On March 17, 2005 we issued 125,000 shares of our common stock to Mr. Borelli for cash. The total cash received for the shares was $50,000.

          Fleming Hobbs. On March 17, 2005 we issued 37,500 shares of our common stock to Mr. Hobbs for cash. The total cash received for the shares was $15,000

          Robert Mucha. On March 22, 2005 we issued 87,500 shares of our common stock to Mr. Mucha for cash. The total cash received for the shares was $35,000.

          Marcus Perez. On March 18, 2005 we issued 250,000 shares of our common stock to Mr. Perez for cash. The total cash received for the shares was $100,000.

          Lance Pixler. On March 18, 2005 we issued 482,143 shares of common stock to Mr. Pixler for cash. The total cash received for the shares was $150,000.

          Sujatha Mahalingham. On October 8, 2003 we issued 106,668 shares of our common stock to Ms. Mahalingham for cash. The total cash received for the shares was $23,000.

          Veeravanallur V. Iyer. On June 20, 2005 we issued 26,667 shares of our common stock to Mr. Iyer for cash. The total cash amount received for the shares was $20,000.

          Adorno & Yoss LLP. On June 20, 2005 we issued 5,497 shares of our common stock to Adorno & Yoss LLP in return for legal services. The shares of common stock we issued to Adorno & Yoss LLP had a total cash value of $2,165 at the time of issuance.

          US Euro Securities, Inc,. On November 11, 2004 we issued 14,423 shares of our common stock to US Euro Securities, Inc. in return for financial services. The shares of common stock we issued to US Euro Securities, Inc. had a total cash value of $7,000 at the time of issuance.

          Offshore Capital Partners Ltd. On March 14, 2005 we issued 81,731 shares of our common stock to Offshore Capital Partners Ltd. in return for investment services. The shares of common stock we issued to Offshore Capital Partners Ltd. had a total cash value of $38,000 at the time of issuance.

USE OF PROCEEDS
RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT

          This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive proceeds from the sale of 25,455,008 shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement. The purchase price under the Equity Distribution Agreement of the shares purchased under the Equity Distribution Agreement will be equal to 97% of the market price which is defined as the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. As an additional fee we will pay Cornell Capital Partners 5% of each cash advance we receive.

          Pursuant to the Equity Distribution Agreement, we cannot receive a cash advance for more than $300,000 every seven trading days or more than $20,000,000 over 24 months. We are issuing 25,455,008 shares of common stock under this registration statement in connection with the Equity Distribution Agreement. If we were to utilize the entire $20,000,000 available under the Equity Distribution Agreement, we should receive $18,915,000 in net proceeds.

          For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus a 5% retainer payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds	$5,000,000	$10,000,000	$20,000,000
Net proceeds	$4,665,000	$9,415,000	$18,915,000
No. of shares issued under the Equity Distribution Agreement at an assumed offering price of $0.7857	6,363,752	12,727,504	25,455,008

USE OF PROCEEDS:

Business Development	$1,000,000	$3,000,000	$4,000,000
Infrastructure and Improvements	665,000	1,415,000	2,915,000
Operating Capital	3,000,000	5,000,000	12,000,000

Total	$4,665,000	$9,415,000	$18,915,000

DILUTION

          Our net tangible book value as of March 31, 2005 was a deficit of $(1,197,298) or $(0.0280) per share of common stock. Net tangible book value per share is determined by dividing out tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Airbee, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an assumed offering price of $0.7857 per share, which is in the range of the recent share price.

          If we assume that we had issued 25,455,008 shares of common stock under the Equity Distribution Agreement at an assumed offering price of $0.7857 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees equal to 5% of the advances we will receive from Cornell Capital Partners and offering expenses of $85,000, our net tangible book value as of March 31, 2005 would have been $17,717,702 or $0.02599 per share. Cornell Capital Partners would receive a 3% discount to the per-share price on the purchase of 25,455,008 shares of common stock. Such an offering would represent an immediate increase in the net tangible book value to existing stockholders of $0.2879 per share and an immediate dilution to new stockholders of $0.5258 per share. The following table illustrates the per share dilution:

Assumed offering price per share		$0.7857
Net tangible book value per share before this offering	$(0.0280)
Increase attributable to new investors	$0.2879

Net tangible book value per share after this offering		$0.2599

Dilution per share to new stockholders		$0.5258

          The dilution tables set forth on this page are used to show the dilution that will result to our shareholders caused by our use of the equity line of credit provided under the Equity Distribution Agreement.

          In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed market prices:

		DILUTION
		PER SHARE
ASSUMED	NO. OF SHARES	TO NEW
OFFERING PRICE	TO BE ISSUED	INVESTORS
$0.7857	25,455,008 (1)	$0.5258
$0.5893	25,455,008	$0.3991
$0.3929	25,455,008	$0.2723
$0.1964	25,455,008	$0.1456

(1)	This represents the maximum number of shares of common stock that are being registered under the Equity Distribution Agreement at this time.

EQUITY DISTRIBUTION AGREEMENT

Summary

     On April 20, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 97% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each cash advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of each cash advance we receive under the Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Monitor Capital, Inc., a registered broker-dealer, as our placement agent in connection with the Equity Distribution Agreement. For its services, Monitor Capital, Inc. had previously received 8,000 shares of our common stock, equal to approximately $10,000 based on our stock price on the date of issuance. The effectiveness of the sale of the shares under the Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws. The costs associated with this registration will be borne by us.

Equity Distribution Agreement Explained

     Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on us for any of the advances other than that we have filed our periodic and other reports with the SEC, have delivered the stock for an advance, the trading of our common stock has not been suspended, and that we have not undergone a fundamental change. We may request cash advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $20,000,000 or 24 months after the effective date of the this registration statement, whichever occurs first.

     The amount of each advance is subject to a maximum amount of $300,000, and we may not submit a request for an advance within seven trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners’ beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

     We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Equity Distribution Agreement.

     We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that may be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at an assumed offering price of $0.7857 per share, we would issue 25,455,008 shares of common stock to Cornell Capital Partners for net proceeds of $18,915,000. These shares would represent 24.50% of our outstanding common stock upon issuance. We are registering 25,455,008 shares of common stock for sale under the Equity Distribution Agreement. Assuming an offering price of $0.7857 per share, we should be able to fully utilize the entire $20,000,000 available under the Equity Distribution Agreement. If the average price for which we sold the shares under the Equity Distribution Agreement is lower than $0.7857 per share, we will need to file another registration statement with the SEC to register additional shares of common stock to fully utilize the shares we are registering under the Equity Distribution Agreement.

     As our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement for a given advance. Otherwise there will be a decrease in the amount of proceeds we may receive under the Equity Distribution Agreement. The following table, which shows the number of shares to be issued under the Equity Distribution Agreement at an assumed offering price of $0.7857 per share and 25%, 50% and 75% discounts to the assumed market price.

Assumed Offering:	$0.7857	$0.5893	$0.3929	$0.1964
No. of Shares(1):	25,455,008	25,455,008	25,455,008	25,455,008
Total Outstanding (2):	103,881,144	103,881,144	103,881,144	103,881,144
Percent Outstanding (3):	24.50%	24.50%	24.50%	24.50%
Net Cash to Airbee	18,915,000	14,165,000	9,415,000	4,665,000

(1)	Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement, not including shares issued under the secured convertible debentures and the compensation debenture.

(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

     Proceeds used under the Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive during the two year term of the facility. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

     All fees and expenses under the Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, on April 20, 2005, Cornell Capital Partners received 592,000 shares of common stock and warrants convertible into 200,000 shares of our common stock as a one-time commitment fee. In addition, we issued 8,000 shares of common stock to Monitor Capital, Inc., an unaffiliated registered broker-dealer, as compensation for its services as a placement agent.

PLAN OF DISTRIBUTION

     The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

     Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay us 97% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following our request for an advance. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Distribution Agreement, and received 592,000 of our common stock and warrants convertible into 200,000 shares of our common stock as a one-time commitment fee. The 5% retainage and the commitment fee are underwriting discounts. In addition, we engaged Monitor Capital, Inc., an unaffiliated registered broker-dealer, to act as our placement agent in connection with the Equity Distribution Agreement.

     We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $2,760.07 printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $14,739.93. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

     Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

     The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     Airbee Wireless, Inc. (a) a developer of intelligent connectivity software for wireless voice, data and video communications primarily designed to comply with the ZigBee standard (b) a marketer of wireless vehicle immobilization and anti-theft devices to automobile dealerships. We believe our software will enable consumer and business devices to connect to each other over short distances without requiring the use of cables or wires. We intend to license our software communications products to manufacturers of microprocessors and OEM manufacturers, thereby enabling them to develop an increasing number of wireless communications applications using Airbee’s software, including consumer electronics, medical equipment, sensor and metering equipment, and industrial automation equipment. We believe that by focusing on our strength in the design and development of advanced wireless communications software, we can take advantage of the convergence of various wireless communications applications through software embedded on silicon. The Airbee Automotive Group (d/b/a Identity) markets wireless anti-theft devices to automobile dealerships to (a) secure inventory on the dealership’s premises and (b) sell the device to consumers who purchase the vehicles. Identity’s customers include dealerships representing widely diversified brand names such as General Motors, Ford, Chrysler, Dodge, Toyota, Lexus, Nissan, Infinity, Hyundai, Kia, Mitsubishi, Mazda and Suzuki.

     We will recognize revenues from four primary sources: (1) time-based product license fees, (2) time-based license royalties, (3) product revenues for automobile immobilization and anti-theft, as well as software development tools and kits, and (4) service revenues. To date we have only recognized revenues from the sale of automotive immobilization and anti-theft devices to auto dealerships.

     Licensing revenues (e.g., Airbee-ZNS, Airbee-ZMAC, and Airbee-ZNMS) consist of revenues from the licensing under the enterprise licensing model. This includes a combination of products and services, and items such as development tools, an operating system, various protocols and interfaces and maintenance and support services such as installation and training. All are licensed over a limited period of time, typically 12-36 months. Service revenues are derived from fees for professional services, which include limited design and development fees, software maintenance contracts, and customer training and consulting.

Plan of Operations

     Our plan of operations is to (a) enhance our software and market it to various users pursuant to joint venture and license agreements and (b) market wireless automotive immobilization and anti-theft devices to the more than 22,000 new car dealerships in the U.S. We plan on marketing our software through our own marketing personnel, as well as at trade shows and conventions and through our customer distribution channels. The sale of the majority of our products is not dependent on additional capital. These products are for sale at this time and are designated as “ZigBee ready” in conformity with the global standards released by the ZigBee Alliance. No further development of these products is currently required. The certification process only applies to our ZNS software stack product, which is designed to comply with the ZigBee specifications. The cost of certification is approximately $60,000. We currently have capital available to fund certification of this product. Our other products do not require certification and have no required additional development costs. The products may be sold separately or together as a group. This will depend on the customer and the requirements for his marketplace.

     Our research and development is conducted in Chennai, India. Since inception our research and development expenses have been $1,496,626 (in accordance with generally accepted accounting principles). Additionally, we have incurred expenses for salaries and general overhead in excess of $1,618,896 during our development stage. We have extended our operations and added staff in the last six months to expedite the development process and accelerate the availability of our software to the market.

     We have expanded our development center in Chennai, India by hiring twelve additional software engineers. Another six software engineers are expected to join our development center during 2005. An additional 20 to 25 software engineers are expected to join us during the subsequent 12 months. We anticipate recruiting three more marketing and sales personnel to complement the two people now on board. These sales and marketing personnel will be located in the U.S. and will either work from their homes or out of our headquarters office in Maryland. While these additions are subject in part to the availability of financing or revenues from software sales, because the engineers are located in India, the cost of their compensation is far less than if they were in the United States The actual cost of servicing the service contracts is variable and is dependent on the software’s performance. However, costs should not exceed 50% of the service contract revenues. As to the costs of software engineers, management has projected an aggregate per annum cost for 30 to 40 engineers at $350,000 to $450,000.

     As previously disclosed, to permit us to more aggressively market our products and fund further product enhancement, we intend to seek debt or equity financing or combination thereof amounting to $5,000,000. Should we be unable to raise all or any part of that amount, our marketing and product enhancement will be adversely affected and we will adjust our marketing and enhancement activities accordingly. Subsequent to the period covered by this report we entered into certain financing arrangements and entered into an agreement and plan of merger with Identity, Inc., which we believe will provide us with a substantial portion of the internally generated capital we require.

     On April 26, 2005, we executed a promissory note in the amount of $750,000 in favor of Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed us the entire $750,000 and an additional $250,000 will be disbursed to us after our Company’s common stock commences trading on the Over-the-Counter Bulletin Board. Also on April 26, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP, dated as of April 20, 2005. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners, LP shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners, LP will pay us 97% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. The price paid by Cornell Capital Partners, LP for our stock shall be determined as of the date of each individual request for an advance under the Standby Equity Distribution Agreement. Cornell Capital Partner’s obligation to purchase shares of our common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including us obtaining an effective registration statement for shares of our common stock sold under the Standby Equity Distribution Agreement and is limited to $300,000 per weekly advance.

     On May 2, 2005 we acquired Identity, Inc. under a merger agreement in consideration of 7,692,808 shares of our common stock. Half of the shares are in escrow, subject to the filing of audited financial information for Identity, Inc. with the SEC. Identity, Inc., a Delaware corporation, owns a wholly-owned interest in Identity, LLC, a distributor of automotive anti-theft devices. Identity, LLC is based in Rancho Cordova, California. Identity, Inc. uses advance short-range wireless technology to provide total immobilization of a vehicle’s ignition system to prevent theft. Identity’s current nationwide customer base includes dealerships representing General Motors, Ford, Daimler-Chrysler, Dodge, Toyota, Lexus, Nissan, Honda, Acura, Suzuki, Hyundai, Saturn, Infinity, Mazda and Kia. The Identity products are endorsed by the International Association of Auto Theft Investigators.

     We believe that the $750,000 financing, potential financing and cash from potential future software sales and revenues from Identity’s operations will enable us to expand our operations and increase product development and marketing over the next 12 months. Excluding our acquisition of Identity, Inc. (which occurred subsequent to the period covered by this report) we do not have any plans, proposal or arrangement pertaining to any material acquisitions during the next twelve months.

     It is not certain how the current and future development of Ultra Wide Band products will affect our plan of operations. The effect, if any, will depend upon the establishment of international standards.

Going Concern

     Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced net losses from operations of $1,136,743 and $1,360,577 for the years ended December 31, 2004 and December 31, 2003, respectively and a net loss of $552,281 for the three months ended March 31, 2005. In addition, we have a working capital deficit of $1,459,481 as of December 31, 2004 and $1,384,947 for the three months ended March 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

Critical Accounting Policies and Estimates

     General

     Management’s discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which were prepared in accordance with accounting principles generally accepted in the United States, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Note 2, “Summary of Significant Accounting Policies” of Notes to the Consolidated Financial Statements describes our significant accounting policies which are reviewed by us on a regular basis and which are also reviewed by senior management with our Board of Directors.

     An accounting policy is deemed by us to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. The policies and estimates that we believe are most critical to an understanding of our financial results and condition and that require a higher degree of judgment and complexity are:

•	Revenue recognition

•	Estimating sales returns and other allowances, and allowance for doubtful accounts

•	Valuation of long-lived assets, including goodwill and purchased intangibles

•	Accounting for income taxes

     Revenue Recognition

     We account for the time-based licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, “Software Revenue Recognition.” We recognize revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period.

     Revenue attributable to undelivered elements, including technical support, is based on the sales price of those elements, and is recognized ratably on a straight-line basis over the term of the time-based license. Post-contract customer support revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

     Time-based product licensing fees are collected in advance. Revenues from licenses are recognized on a prorated-basis over the life of the license. Airbee’s customary practice is to have non-cancelable time-based licenses and a customer purchase order prior to recognizing revenue.

     Enterprise license model arrangements require the delivery of unspecified future updates and upgrades within the same product family during the time-based license. Accordingly, Airbee will recognize fees from its enterprise license model agreements ratably over the term of the license agreement.

     Time-based royalties are charged on a unit basis. Royalties are not fixed dollar amounts, but are instead a percentage of the customer’s finished product and the percentage varies on a tiered basis with the number of units shipped by customer.

     Revenue attributed to undelivered elements is based on the sales price rather than on the renewal rate for the following reasons:

     Because of (i) the newness of the ZigBee standard for this short-range wireless technology, (ii) the newness of the Company’s product introductions into the marketplace for a range of applications being developed by its customers, and (iii) the lack of historical data for potentially defective software, which may be a function of the application into which it is installed, a reasonable reserve for returns cannot yet be established. In accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists,” in the absence of historical data, the Company is unable to make a reasonable and reliable estimate of product returns at this time.

     We expect to enter into maintenance contracts with its customers. Maintenance fees are not a fixed dollar amount, but rather a percentage fee based upon the value of the license and/or royalties billed/received. Maintenance contracts are paid for and collected at the beginning of the contract period. We provide bug fixes (under warranty obligations) free-of-charge that are necessary to maintain compliance with published specifications, it accounts for the estimated costs to provide bug fixes in accordance with SFAS No. 5 “Accounting for Contingencies.”

     Revenue from products licensed to original equipment manufacturers (OEM’s) is based on the time-based licensing agreement with an OEM and recognized when the OEM ships licensed products to its customers.

Results Of Operations For The Three Months Ended March 31, 2005 Compared to The Three Months Ended March 31, 2004

     Revenues

     For the three months ended March 31, 2005 we had no revenues from operations. Similarly we also had generated no revenues for the three months ended March 31, 2004. This is primarily due to Airbee being in its development stage of operations during which we were developing and researching our products and services. To date our financial results reflect that of a development stage company. During this stage we have signed several licensing agreements and joint development agreements with prospective customers. However, we did not generate revenues from our operations or these agreements.

     Cost of Sale

     During the three months ended March 31, 2005 and March 31, 2004 we did not experience any significant sales and had no cost of sales. Our operations and sales were that of a development stage company and as such were related primarily to the development of our products and services.

     Gross Profit

     During the three months ended March 31, 2005 and March 31, 2004 we did not generate revenues and had no gross profits for either period our operations focused on developing our products and services and did not yield a profit.

     Operating Expenses

     Operating expenses during the three months ended March 31, 2005 were $523,707 compared to expenses of $155,924 for the three months ended March 31, 2004. This is an increase in expenses of $367,783. This increase is due primarily to an increase in personnel and costs associated with research and development of our products and services. Expenses for the three months ended March 31, 2005 consisted primarily of compensation and professional fees of $246,426, research and development expenses of $212,070 and general administrative expenses of $62,129.

     Net Loss

     Our net loss for the three months ended March 31, 2005 was $552,281 compared to our net loss of $163,441 for the three months ended March 31, 2004. The increase in net losses was due primarily to an increase in personnel and an increase in research and development related expenses to develop our products and services. Our cumulative net loss since inception is $3,366,647.

Results Of Operations For The Year Ended December 31, 2004, Compared To The Year Ended December 31, 2003

     Revenues

     For the fiscal 2004, we did not generate any revenues from our software or services. During the fiscal year 2003 we generated revenues of $5,081 from software project services provided to third parties. This related solely to clients of Connexus subsequently acquired by us. As a result we experienced a 100% decrease in revenues for the fiscal year 2004 when compared to the fiscal year 2003. This decrease in our revenues for 2004 was primarily due to Airbee being in its development stage of operations during which we were developing and researching our products and services. To date our financial results reflect that of a development stage company.

     Cost of Sales

     For the twelve months ended December 31, 2004, the cost of our sales was minimal as we had no sales of products or services. The cost of sales for December 31, 2003 was $5,520 which means that our cost of sales decreased 100% for the year 2003 when compared to the year ended December 31, 2004. The primary reason for the significant difference in our cost of sales is our operations and sales were that of a development stage company and as such were related primarily to the development of our products and services.

     Gross Profit

     During the years ended December 31, 2004 and December 31, 2003 we did not generate sufficient revenues to become profitable. Our gross revenues for the years ended December 31, 2004 and December 31, 2003 were de minimus. The primary reason for our lack of gross profit is primarily due to our operations being focused on developing our products and services and did not yield a profit.

     Expenses

     For the years ended December 31, 2004 and December 31, 2003 our total operating expenses were $1,142,472 and $1,273,883 respectively, which means that our operating expenses have decreased by $131,411 for the year ended December 31, 2004. Operating expenses for the year ended December 31 2004 consist primarily of compensation and professional fees of $505,776, research and development expenses of $502,853 and general and administrative expenses of $129,655. Research and development expenses decreased in this period by $140,476 when compared to our research and development expenses of the year ended December 31, 2003. This decrease was because we were nearing completion of the development of our core embedded communications software products. Similarly, compensation and professional fees decreased in this period by $84,052 when compared to our compensation and professional fees for the year ended December 31, 2003. This decrease was due to a reduction in professional fees incurred in 2004. The greatest increase in expenses for this period was for general and administrative expenses which increased by $91,155 when compared to our general and administrative expenses for the year ended December 31, 2003 which were $38,500. This increase in general and administrative expenses was due to the increase in personnel hired to work for Airbee.

     Net Loss

     For the years ended December 31, 2004 and December 31, 2003 we incurred net losses of $1,136,743 and $1,360,577 respectively. We experienced a $223,834 decrease in net losses for 2004. The net losses incurred for the year ended December 31, 2004 were primarily due to our operations and sales were that of a development stage company and as such were related primarily to the development of our products and services.

     Cumulative net loss since inception totaled $2,814,366. Strict management of operating overheads helped to control costs broadly in line with the previous fiscal years, while shifting our priorities from product research and development more toward sales and marketing of finished embedded communications software products. Consolidated assets rose to $331,863, while consolidated liabilities stood at $1,613,329. Shareholders deficit rose to $1,281,466.

     To date, our financial results typically reflect a development stage company. We have signed several licensing and joint development agreements with prospective clients and have successfully embedded our software onto six different hardware platforms (i.e., Motorola, Texas Instruments, Chipcon, Atmel, SupaRule, Zilog and any 8051 processor).

     We have expanded our development center in Chennai, India by hiring 12 additional technical software engineers. Another 6 software engineers are expected to join our development center during the third and fourth quarters of 2005, with a further 20 to 25 software engineers joining the Company during the subsequent 12 months. We also expect to recruit 3 more marketing and sales personnel to complement the 2 people now on staff. Additional marketing personnel will be deployed geographically to cover the European and Asian markets, as well as the US.

     With the ZigBee Alliance releasing version 1.0 of its international standard for wireless voice and data communications on December 14, 2004, management believes we will to begin booking revenues in the third quarter of fiscal year 2005 following the testing and certification of Airbee’s software for embedding on microprocessors.

Liquidity and Capital Resources

     Since inception we have principally funded our operations from private placements of securities and management and shareholder loans and contributions of $2,682,111. As of March 31, 2005 and 2004, we have $1,010,621 and $506,250 outstanding under notes, including $74,888 and $23,852 in accrued interest. During the quarter ended March 31, 2005, we received an aggregate of $350,000 from five investors in consideration of 982,143 shares of our common stock and 196,429 common stock purchase warrants. Proceeds have been used to pay down current payables. Although it is difficult to predict future liquidity requirements with certainty, we expect our cash requirements for working capital, product development and capital expenditures will be financed from our cash, cash equivalents and supplemented by approximately $20,000,000 of debt and equity financing from Montgomery Equity Partners LP and Cornell Capital Partners LP. Most of the funding will be allocated principally for sales, marketing and working capital. It is not anticipated that any lack of funding will impact upon the license and development agreements since the software development has been completed for three of our products.

     We have incurred an accumulated deficit at March 31, 2005 of approximately $3,366,647 compared to $1,841,064 at March 31, 2004. We had negative working capital at March 31, 2005 of $1,384,947 compared to negative working capital of $770,643 at March 31, 2004. Management believes the acquisition subsequent to the period covered by this report of Identity, Inc. and its wireless automotive anti-theft devices will provide an ongoing source of revenue; however it will be insufficient to cover all operating costs which raise doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our obtaining adequate capital to fund losses until we become profitable.

     We entered into a note payable, principal amount of $50,000 payable August 31, 2005. We entered into this note in connection with the 2002 acquisition of Connexus Technologies (Pte.) Ltd. The note was non-interest bearing if it was paid prior to August 31, 2003 and if the note was paid between September 1, 2003 and August 31, 2004 the total payment due was $100,000. If the note is paid between September 1, 2004 through August 31, 2005, total payment due is $150,000. At March 31, 2005 we have reflected the value of the note payable, which includes interest at $100,000. The accrued interest is included in accounts payable and accrued expenses.

     On April 20, 2005, we executed a promissory note in the amount of $750,000 in favor of Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed the entire $750,000 to us upon the date the note was executed and an additional $250,000 will be disbursed to us after our common stock commences trading on the Over-the-Counter Bulletin Board. The promissory note has a one-year term and accrues interest at 24% per annum. The promissory note matures within a year from the date of execution.

     On April 20, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners, LP shares of common stock for a total purchase price of up to $20 million. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 97% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. The price paid by Cornell Capital Partners for our stock shall be determined as of the date of each individual request for an advance under the Standby Equity Distribution Agreement. Cornell Capital Partners will also retain 5% of each advance under the Equity Distribution Agreement. Cornell Capital Partner’s obligation to purchase shares of our common stock under the Equity Distribution Agreement is subject to certain conditions, including that we obtain an effective registration statement for shares of our common stock sold under the Equity Distribution Agreement and is limited to $300,000 per weekly advance.

     Our principle sources of liquidity have been private placements of our securities and loans from management and shareholders. Management believes that the acquisition of Identity, Inc. on May 2, 2005 will provide surplus operating cash flow over the ensuing 12 months from our Airbee Automotive Group operations, but there will continue to be an operating cash flow deficit from the licensing of embedded software in the near term.

     Cash at March 31, 2005 and December 31, 2004, respectively, was $91,650 and $87,362. At March 31, 2005 and December 31, 2004, respectively, we had total stockholders’ deficit of $1,197,298 and $1,281,466.

     Our capital requirements depend on numerous factors including our research and development expenditures, expenses related to selling, general and administrative operations and working capital to support business growth. We anticipate that our operating and capital expenditures will constitute a material use of our cash resources. As a result, our net cash flows will depend heavily on (a) the level of our future sales (which depend, to a large extent, on general economic conditions affecting us and our customers, as well as the timing of our products’ sales cycles (especially for the newly introduced ZigBee global standard) and other competitive factors) and (b) our ability to control expenses.

     With regard to our current liabilities at March 31, 2005, $1,010,621 is payable to related note holders and employees who have deferred repayment as well as interest. Trade payables at March 31, 2005, which are current at this time, of approximately $457,781 are outstanding and will be paid as they come due or as payment may be extended by agreement of the parties. A payment of $60,000 for certification of our ZNS software stack is our only other current obligation (other than compensation). We are required to submit payment within approximately 45 days of the date we submit our product for certification. We have set aside $60,000 from our currently available cash for such purposes.

     We believe that revenues will begin during the second quarter of 2005 from the acquisition of Idemnity, Inc. on May 2, 2005 and in the third quarter from our licensing and other agreements and from the acquisition of Identity, Inc. on May 2, 2005. However, we shall be dependent upon financing to accelerate our marketing activities and continue product enhancement. We anticipate monthly expenses of approximately $165,000 to $185,000 over the next several months. This amount includes costs of our SEC reporting obligations, which are expected to be approximately $182,000 for the year ending December 31, 2005. Cost of SEC reporting obligations includes all filing costs and professional fees. We do not consider the expense of SEC reporting to be material.

     With regard to our liabilities at December 31, 2004, $1,056,611 is payable to related note holders and employees who have deferred repayment as well as interest. Such amounts are due on June 30, 2005, but will be rolled over by the noteholders until September 30, 2005. At December 31, 2004, we had approximately $390,000 of outstanding trade payables that will be paid as they come due or as payment may be extended by agreement of the parties. In March 2005, we received an aggregate of $350,000 from five investors in consideration of 979,143 shares of our common stock and 196,429 common stock purchase warrants. The proceeds have been used to pay down current payables.

     Based on our historical ability to obtain funding (including but not limited to the Montgomery Equity Partners Loan Noted dated April 20, 2005 and the Cornell Capital Partners Standby Equity Distribution Agreement dated April 20, 2005), we believe that sufficient funds will be available until adequate revenues are generated to cover operating expenses as cash flow allows. There are no known trends that are likely to have a material impact on liquidity.

     Based on the funding described above, we believe that sufficient funds will be available until adequate revenues are generated to cover operating and capital expenses as cash flow allows. If funding is not available we will be required to limit or suspend our marketing and product development. There are no known trends that are likely to have a material impact on liquidity.

Off-Balance Sheet Arrangements

     As of December 31, 2004, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Recent Accounting Pronouncements

     On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005. Accordingly, we will implement the revised standard in the first quarter of fiscal year 2006. Currently, we account for our share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact our results of operations in the first quarter of fiscal year 2006 and thereafter.

     In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS 151), “Inventory Costs – an amendment of ARB No. 43, Chapter 4”. FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. In addition, FAS 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities. FAS 151 is effective for us in 2006. We do not expect FAS 151 to have a material impact on its results or financial statements.

     On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions” (“ SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. We do not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

DESCRIPTION OF BUSINESS

Overview

     Airbee Wireless, Inc. is (a) a developer of intelligent connectivity software for wireless voice, data and video communications designed to comply with the ZigBee global standard and (b) a marketer of wireless vehicle immobilization and anti-theft devices to automotive dealerships. Our software, when embedded on microchips or in various devices, will enable consumer and business devices to connect to each other over short distances without requiring the use of cables or wires. We intend to license our software, which has been designed and engineered to comply with the recently released ZigBee standard for short-range, low-energy consumption, voice and data wireless communications to manufacturers of microprocessors and OEM manufacturers, thereby enabling them to develop an increasing number of wireless communications applications using Airbee’s software, including consumer electronics, medical equipment, sensor and metering equipment, and industrial automation equipment. To date, we have not produced any licensed sales.

     We were organized under the laws of the state of Delaware in 2002 to develop a portfolio of embedded wireless connectivity software. In October 2002, we acquired Connexus Technologies (Pte.) Ltd. and its wholly-owned subsidiary, Connexus Technologies (India) Pvt. Ltd., with the intention of securing complementary wireless technology to further enhance our operating platform. In May 2005, we acquired Identity, Inc., which markets wireless anti-theft devices to automobile dealerships to (a) secure inventory on the dealership’s premises and (b) sell the device to consumers who purchase the vehicles. Identity’s customers include dealerships representing widely diversified brand names such as General Motors, Ford, Chrysler, Dodge, Toyota, Lexus, Nissan, Infinity, Hyundai, Kia, Mitsubishi, Mazda and Suzuki.

     In March 2004, we became a member of the ZigBee Alliance, an international industry group formed to facilitate the development of a global standard for the wireless data and voice communications industry. As indicated on the ZigBee Alliance website, the ZigBee Alliance has defined a standard for reliable, short-range, cost-effective, low-power wireless applications. The standard is described on the ZigBee Alliance website at www.ZigBee.com. The ZigBee standard current release of version 1.0 was formally released to the wireless industry on December 14, 2004. It specifies a short-range, low-power, secure wireless data and voice transmission baseline. With over 130 member companies, we believe the ZigBee standard based on the IEEE 802.15.4 standard for remote monitoring and control applications [released by the Institute of Electrical and Electronic Engineers in May 2003] is emerging as a wireless standard for a host of industrial controls, telemetry, and in-building and home automation networking needs.

     We have completed the development of three of our software products: (1) ZigBee Network Software (ZNS); (2) ZigBee Network Management Solutions (ZNMS); and (3) ZigBee Development Kit (ZDK). These products are available for commercial application and prospective customers are currently testing and evaluating this software at no cost to our company. Excluding the cost of marketing these products, the only remaining current development expenses we have is a $60,000 cost of product certification only for the ZNS Software Stack, as to which we have available funds. To permit us to more aggressively market our products and to fund further product enhancement, we intend to seek debt or equity financing or a combination thereof amounting to $5,000,000. Should we be unable to raise all or any part of that amount, our marketing and product enhancement will be adversely affected and we will adjust our marketing and enhancement activities accordingly.

The Market

     To date the ZigBee standard has had no significant penetration into the commercial market. The current market for wireless communication is dominated by two major technologies: (1) Bluetooth and (2) the IEEE 802.11b standard (more commonly known as “WiFi”). WiFi technology is based on the 2.4 GHz unlicensed transmission frequency band. We have targeted products in the niche 900 MHz unlicensed transmission frequency band, typically for the North American market, and the niche 2.4 GHz frequency band for the rest of the world. WiFi is built to a different set of requirements (the IEEE 802.11b standard) than that which we are currently working, namely IEEE 802.15.4. As such, we believe that we will not compete for the same product users as WiFi.

     As to Bluetooth, we believe that Bluetooth devices are limited in that they are: (1) relatively expensive; (2) serve a simple function of only one-to-one connectivity; (3) support only simple features; and (4) are lower in performance than the expectations of the piconet. A network of devices connected in an ad hoc fashion using Bluetooth technology is a piconet. It is formed when at least two devices, such as a portable PC and a cellular phone, connect. A piconet can support up to eight devices [as compared with the Airbee/ZigBee technology which can support up to 64,000 devices]. When a piconet is formed, one device acts as the master while the others act as slaves for the duration of the piconet connection. A piconet is sometimes called a “PAN” or Personal Area Network.

     Our ZigBee-Ready software is different from Bluetooth standard software. Bluetooth standard product applications need to be built on the originally conceived Bluetooth standard microprocessor, which is expensive, bulky, and generally less reliable. Alternatively, Airbee software is highly customizable, has a very compact software code size and is platform agnostic—meaning it can be ported to run on most microprocessors and operating systems. Moreover, users of products with Airbee software embedded inside can also, we believe, achieve benefits in other areas. For instance, by eliminating the need for wires when installing backup alarm systems in cars, the auto manufacturer saves on the cost of components and labor, while reducing assembly times, and providing the public with a safer car at affordable prices. The same is true for a homebuilder when installing centrally monitored smoke alarms, home security systems, or other monitoring devices. Example product applications include personal digital appliances (PDA), home networking, automotive networks, automated meter reading, agriculture and healthcare. The ZigBee website provides several comparisons between the Bluetooth and our technologies which support our assertion as to reduced cost of the ZigBee solution to the end user. The battery power consumption, battery life, microprocessor cost and range of operation all are factors in the cost comparison.

     The chart below depicts the comparison of the various technologies mentioned in this report. The frequency band in which the Airbee products operate is at the lower left and is in the lower data rate space (the 802.15.4 space). Future efforts and products fall into the other two yellow oval spectrums.

Connexus Acquisition

     In October 2002, we acquired a wholly-owned interest in Connexus Technologies (Pte.) Ltd. from an unrelated third party in consideration of 1,662,562 shares of our common stock. We acquired Connexus because we believed it was developing wireless technologies that were complementary to the software technologies that we were also developing. We believe that our embedded software could be developed at a faster rate via this acquisition because of its compatible technologies with the additional benefits of lower product cost and shorter time to market.

     Connexus Technologies (Pte.) Ltd. was incorporated in Singapore under The Companies Act on July 8, 2000 as a limited liability company. Connexus Technologies (India) Pvt. Ltd. was incorporated in India as a wholly-owned subsidiary of Connexus Technologies (Pte.) Ltd. on June 14, 2001. Subsequent to this acquisition, Connexus Technologies (Pte.) Ltd. changed its name to Airbee Wireless Pte. Ltd. and Connexus Technologies (India) Pte. Ltd. changed its name to Airbee Wireless (India) Pvt. Ltd.

Identity Acquisition

     In May 2005, we acquired a wholly-owned interest in Identity, Inc., a Delaware corporation from an unrelated third party, Daniel R. Nelson. Identity was acquired by Airbee Automotive Group, Inc., a wholly-owned subsidiary of Airbee Wireless, Inc., a Delaware corporation, whereby the Company merged with and into Identity, Inc. to continue operations under the name Airbee Automotive Group, Inc. d/b/a Identity The Company’s member, and sole shareholder of the Identity, Inc., was issued 7,692,808 shares of Airbee Wireless, Inc. restricted common stock. The shares issued were valued at $5,000,000, which is based upon the 30-day average closing price of Airbee Wireless’ common stock through April 25, 2005. We acquired Identity because it markets a wireless a leading vehicle immobilization and anti-theft device that allows for the embedding of our wireless communications software. Furthermore, that product, in combination with our existing Airbee-ZNMS (ZigBee Network Management System) can also be used to track the multi-million dollar inventories on auto dealer lots using our embedded software. Target markets for asset tracking include auto dealerships, insurance companies providing inventory insurance to dealerships and financial institutions which provide the floor planning finance for dealership inventories. Identity’s customers include dealerships representing widely diversified brand names such as General Motors, Ford, Chrysler, Dodge, Toyota, Lexus, Nissan, Infinity, Hyundai, Kia, Mitsubishi, Mazda and Suzuki.

Products

     We have completed the development of six core products: (1) Airbee Peer-to-Peer, (2) Airbee Star, (3) Airbee Mesh, (4) ZigBee-ready Peer-to-Peer, (5) ZigBee-ready Star, and (6) ZigBee-ready Mesh. In addition, we have developed and are also marketing our ZigBee Network Management System (ZNMS) for managing mesh networks.

     We have developed software with a focus on short-range wireless communications and platform technologies such as hand-held devices. We believe the integration of short-range and long-range connectivity is not very well developed today. We believe these two markets present unique opportunities for seamless communication regardless of the distance. We also believe that when embedding is realized, the combination is expected to thrive on devices which are integrated into building automation, automated meter reading, instrumentation schemes, and similar uses.

     Our portfolio of software products is identified as ZigBee Network Software (ZNS) [the ZigBee Network System implementation of the mesh network topology] generally connected over the emerging Wireless Personal Area Network (WPAN) or the Wireless Local Area Network (WLAN), building automation and automotive technology space. The table below identifies our current software portfolio. The completed Airbee proprietary peer-to-peer, star and mesh topologies are being marketed to customers not requiring ZigBee-compliant protocols. “ZigBee compliant protocols” refer to standards in procedure or software. “ZigBee-compliant products” refer to commercially ready for sale products which have been tested and certified as compliant with the ZigBee specifications. “ZigBee-ready” refers to commercially ready for sale products which have been designed and produced to the ZigBee specifications but have not been test certified as ZigBee-compliant. There could be no difference in a product between the two designations but it is known only after certification. There may be minor changes in a certified product upon completion of the certification testing. There have been no products from any vendor certified as ZigBee compliant to date.

     ZigBee-ready software has been designed and is ready for customer use. The “In Development” designation is applied until such time as the software undergoes certification by an independent testing facility and can then be called “ZigBee-compliant”. Until the software is ZigBee-compliant, it may be referred to as being “ZigBee-ready”. Our ZigBee-ready software is currently available for sale and use. The sale of our products is not dependent on certification by an independent third party. The majority of our products are for sale at this time and are designated as “ZigBee-ready” in conformity with the guidance given by the ZigBee Alliance. Our other products are software supplements to ZigBee compliant products and as such do not require certification and labeled as ZigBee-compliant. The products may be sold separately or together as a group. This will depend on the customer and its requirements for its marketplace.

     The following is a chart showing the status of the Airbee Proprietary and ZigBee compliant protocols:

Name/Protocol	Airbee Proprietary	ZigBee Ready	ZigBee-Compliant
Peer-to-Peer	Completed	Completed	Testing Pending
Star	Completed	Completed	Testing Pending
Mesh	Completed	Completed	Testing Pending
Mobile Mesh	In Development	In Development	In Development

     The peer-to-peer, star, mesh and mobile mesh protocols function in the following manner:

     Peer to Peer Topology

     The peer-to-peer topology facilitates mutual communication between any two Airbee enabled devices. Any device that has some data to be transmitted to the peer initially joins and gets synchronized with that peer. Once the authentication is complete, the Media Access Controller (MAC) [the software engine] will start its service by exchanging the data fragments between the two peers. Each data fragment is validated after receiving from the peer device before further processing. Fragmentation/de-fragmentation of data packets is done to reduce the packet error rate. Data transfer is done in half duplex mode with full handshake facilitating transfer reliability. Retransmission of data fragments is done as an error recovery mechanism.

     Airbee software in a peer-to-peer configuration operates in power save mode. The device is fully awake during communication with a peer and will be in sleep mode once the communication is over. The device will have low power consumption due to this power save mode.

Peer-to-Peer

     Star Topology

     The star topology facilitates mutual communication between any two Airbee enabled devices. Any device that has some data to be transmitted to the peer initially joins and gets synchronized with that peer. Media Access Control (MAC) service starts exchanging the data fragments between the two peers after the peer authenticates the device. Each data fragment is validated after receiving from the peer device before further processing. Fragmentation/de-fragmentation of data packets is done to reduce the packet error rate. Data transfer is done in half duplex mode with full handshake. Retransmission of data fragments is done as an error recovery mechanism. It is a network topology in which all the nodes are connected to a base station.

Star Topology

     Mesh and Mobile Mesh Topology

     Mesh networks are multi hop networks in which devices assist each other in transmitting and receiving the data through the network. Mesh network does not need a controlling device to control links; instead each device acts as a controller.

     Mesh network in Airbee has a proprietary algorithm for connecting multiple devices. Each node will maintain a Route table to reach the other nodes with a number of hops. Routes between two mobile nodes in a mesh network may consist of hops through other host nodes in the network. Host mobility [mobile mesh] can cause unpredictable change in the route. Alternative route is chosen when current route fails.

     Route table allows the nodes to calculate the shortest path using the number of hops. Acknowledgement time needs to be calculated dynamically based on the hops.

Route table

S .No	Route table of ‘I’
1.	LK, LM, LO
2.	LL, LM, LO
3.	LJ, LK, LM, LO

     All Airbee mesh network devices are provided with the static route table that is prefixed during the commissioning of the devices.

Shortest Route

     Consider the above routing table; source has three routes to reach destination. Route 1, 2 has one intermediate node to reach destination and route 3 has two intermediate nodes to reach the destination. Source can choose either route 1 or route 2; now the source node can compare the hop time and choose route 2.

Alternative Route

     As soon as source node decides to send the packet through route 2, it uses LK as a relay and transmits the packet. If LK goes out of the network, the source will wait for ACK timeout and look for another route to reach the destinationnode.

Data Exchange

     When a source node needs to send the data to the destination node, it can look for the shortest path and send the data using the relay node. To accomplish this, the source node needs to wait for availability of relay node’s medium and then transmit the packet. When the relay node receives the packet it looks into the route table and finds the shortest route and transmits the packet. The relay node will not acknowledge the packet since the destination node will perform the acknowledgement.

Unstable Routes

     When a node finds that a particular node is unstable and has a higher mobility then route via that node will be called as an unstable route.

Hidden Node

     Node that is not responding for RDP will be considered as hidden node. None of the packets will be routed via that node.

Identity Vehicle Immobilization Device

     The Identity vehicle immobilization device is a relay that interrupts the electrical ignition of a motor vehicle. The relay is activated by a motion sensor key fob that must be within a close proximity of the vehicle before turning the key in the ignition. If the fob is out of range of the vehicle, the vehicle’s ignition system is locked and the vehicle will not start. The product is sold in approximately 900 auto dealerships across the US to prevent vehicles from being stolen from the dealers’ premises and it is also sold to consumes by the dealers to prevent car theft.

Technology

     Critical to the success of new devices in these areas is their ability to interoperate or “talk to each other” based on industry-adopted standards. Our software is designed and developed to be compliant with Zigbee/802.15.4 WPAN standards (approved by IEEE in May 2003). Our patent-pending technology, in conjunction with a wireless network, allows a computer to work with a printer or a PDA and/or headset accessory to work with a mobile phone. Based on research reports provided by On World and West Technology Research Solutions, we believe we can leverage the widespread market awareness created by Bluetooth, but offer similar products at less than half the cost, greater operating range and better reliability.

     The technology on which we are focused is called “spread spectrum,” a form of Code Division Multiplexed Access (CDMA).

     Our ZigBee-ready software operates in the unlicensed radio frequency bands worldwide, including 2.4GHz (Global), 915Mhz (Americas) and 868Mhz (Europe). Raw data throughput rates of 250kbs can be achieved at 2.4GHz (16 channels), 40kbs at 915Mhz (10 channels) and 20kbs at 868Mhz (1 channel). Transmission distance ranges from 10 meters to 1.6 kilometers, depending on power output of the transceiver and environmental characteristics. While battery life is ultimately a function of battery capacity and application usage, the ZigBee protocol was designed to support very long life battery applications. Since our software products are designed to the ZigBee specification and all other vendors’ products are designed to the same specification, upon successful completion of the certification testing, we expect that products which use our software will meet the expected ZigBee battery life called for in the specifications. Based upon information contained in the ZigBee Alliance website, users can expect a multi-year battery life when using standard batteries in a typical monitoring application.

     Our embedded software stack on microprocessor and transceiver hardware works in pairs—each device interacting with the other operates as embedded chips. The overall platform facilitates both machine-to-machine and people-to-machine voice and data connections over short distances. Airbee’s typical range is 274 meters for voice and 73 meters for data (depending on the hosting transceiver hardware platform). Depending upon energy source and transceiver, we have the capability to transmit voice out to 1.6 kilometers. This compares very favorably to Bluetooth’s 9 meter range for both voice and data. All of our products have a variant compliant with the ZigBee/IEEE 802.15.4 WPAN standards and exceed the ZigBee standards. The statements contained in this paragraph are based upon specifications contained in IEEE 802.15.4.

     Our patent-pending software stack [a layered microprocessor software architecture common in the embedded software technology space] is available in both a standard IEEE 802.15 and a proprietary stack. For dedicated applications, where conformity to a standard (e.g., toys, specific industrial automation applications) is not crucial, a proprietary stack is to be supplied which reduces the cost and time to market to the end user when compared to the standard IEEE 802.15.4. Where conformity to a standard is key (e.g.: interoperability with another device conforming to the IEEE 802.15.4 standard), our own IEEE 802.15.4 stack is supplied along with the Airbee software core.

Current Applications

     To date, we have operated and demonstrated our products on the microprocessors from the following manufacturers: Texas Instruments, Atmel, Zilog, Motorola and any 8051 processor. They are all microprocessors on which our ZNS software stack operates. The products are designed to work together as a system or they may be used independent from each other and work with other vendor’s products.

Additional Software Products

     We recently announced a series of additional software products which augment and extend the features of the core software embedded products. These products fall outside of ZigBee specifications and do not require ZigBee compliance. Each software product has been announced and literature distributed at trade shows and conferences in November and

December of 2004 and in March of 2005. All of the products are operational, commercially available and have been demonstrated at trade shows. They are separate products and licensed separately. They are designed to work together as a system but can operate separately.

     We have designated the principal software product as Airbee-ZNS, which enables target hardware ZigBee module providers, OEMS, integrators and silicon vendors to imbed our proven ZigBee protocol stack software. This approach enables device makers to quickly bring ZigBee compliant products to market. Airbee-ZNS is a comprehensive protocol stack suite that is designed to be portable across microcontrollers, radios and real-time operating systems. Airbee-ZNS adapted image can be created for any microcontroller, radios and real-time OS environment. We have successfully demonstrated the platform agnostic assertion on five separate hardware platforms and have done so at the WiCon American Conference, the ZigBee open house in Seoul, Korea and recently at the ZigBee open house in San Francisco.

Airbee-ZNMS –ZigBee Network Management System

     Airbee-ZNMS™ network management software is a centralized service and network management system that delivers sophisticated, standards-based management and control of ZigBee mesh networks and proprietary mesh sensor networks. The system manages ZigBee networks, non-ZigBee networks and interconnecting ZigBee and Internet Protocols (IP) networks.

     Featuring what management believes is the industry’s first fully distributed, platform independent and multiservice manager, Airbee-ZNMS™ software provides a complete management solution, enabling clients to easily integrate and interoperate with ZigBee enabled devices.

     Airbee-ZNMS™ provides the foundation needed to meet our customers’ needs for rapid deployment of new services, while streamlining their ability to provide and monitor key network resources in deploying large networks with tens-of-thousands of nodes by doing the following:

•	Reduce operational expenses by simplifying and integrating device management processes;

•	Streamline management through a common interface and speed device provisioning with point-and-click operations to rapidly establish end-to-end device and network connectivity;

•	Ensure consistent, simplified logical provisioning of individual devices through a series of pull-down menus;

•	Provide performance quality and reliability by establishing a variety of traps for alarm indications and statistics logging for all objects in a WPAN network;

•	Provide secure access to a network with password protection on three levels and audit trails that record activities such as addition or modification of devices, Airbee-ZNS version updates, and Airbee-ZAgent, application code and sensor interfaces;

•	Present network statistics for real-time status information on devices, radio frequency (RF) performance, link-quality and data routing;

•	View key usage data on sensor interfaces for network planning and trend analysis.

     Airbee-ZNMS can be set-up and integrated to automatically discover and map existing IP and wireless devices that support SNMP, Wireless Network Management Protocol (WNMP), extensible markup language (XML). Airbee-ZNMS will display this information, intermingled with other device information from the ZigBee network.

     Within an integrated short-range wireless data network management solution, these core management functions are available across all areas of the mobility enterprise software. Fault detection and isolation is resolved through the wireless application infrastructure into the ZigBee enabled device and down to the device application or register setting. Configuration parameters are managed by customer policy and uniquely monitored for unsolicited exception reporting. Network and device usage and performance data is collected into a centralized database, where it is available for analytical review and processing.

Airbee-ZAgent

     Airbee-ZAgent is designed as an open software standard that can be embedded in any third-party ZigBee enabled device for seamless management from an Airbee-ZNMS platform. In addition, Airbee-ZNMS interacts with simple network management protocol (SNMP) agents for control and visibility into IP LAN infrastructure connected to Airbee-ZNMS mesh network environment. Airbee-ZAgent runs seamlessly in both offline and online mode. Airbee-ZAgent collects and stores management data in a format defined as Airbee-ZMIB (ZigBee Management Information Base). Airbee enabled devices and systems (with ZNS) feature embedded mobility services agents (Airbee-ZAgents) that collect monitoring and asset information to enable the configuration, provisioning, monitoring and troubleshooting of ZigBee devices in a ZigBee network (i.e. ZAgent is embedded into Airbee ZNS stack).

Airbee-ZStack

     This software enables ZigBee module providers, OEMs, integrators and microprocessors to integrate proven ZigBee protocol stack software with built-in Airbee-ZAgent software ready for out of the box management of their modules. Airbee-ZStack is a comprehensive protocol stack suite that is designed to be portable across microcontrollers, radios and real-time operating systems. Airbee-ZStack adapted image can be created (ported) for any microcontroller, ZigBee radio and real-time OS environment.

Airbee-ZStudio

     This software enables application developers to develop new applications and extend existing back-end applications to a large variety of mobile computing devices with faster time to market and lower cost than custom coding and point solutions. In addition to offloading complex mobile run-time middleware, organizations can take advantage of Airbee-Studio’s visual programming environment to empower developers to focus on transactional applications. This product is not yet available but has been announced.

Competition

     While we have not generated any license sales to date, we believe that we currently have one direct competitor for ZigBee-ready software which is also active in licensing its intellectual property. The company, which is privately held, has developed a device which it calls a “mote.” This device is supposedly capable of simple evaluation of conditions and events, and wireless communication to relay information and raise alerts.

     In addition, Figure 8 Wireless, a subsidiary of Chipcon A.S., a Norwegian semiconductor company that designs, produces and markets high-performance standard radio frequency integrated circuits (RF-ICs) for use in a variety of wireless applications, currently provides embedded software for wireless sensors and control networks based on the ZigBee standard. Its principal product is the Z-stack. Figure 8’s target markets include home automation, building automation, industrial automation, consumer electronics (including, but not limited to, wireless remote controls and gaming consoles), and asset management.

     Although, to our knowledge, there are currently no “software only” vendor competitors to Airbee, there are tangential competitors that are mostly hardware-based, but also offer software solutions that are either proprietary or licensed from companies such as Airbee. Several silicon and module manufacturers have built their own software stack, unique to their hardware solution. We expect other competitors to emerge if the Airbee technology becomes well understood and accepted by solutions providers and users in various application areas.

     To the best of our present knowledge, there are no dominant competitors within our target market for licensing ZigBee-compliant applications for wireless voice, data and video communications. As the ZigBee ready software market is in the early stages of development, we expect the competitive field to broaden markedly. To date the ZigBee standard has had no penetration into the embedded wireless communication commercial market because the global ZigBee standard was only released on December 14, 2004.

     We face varying degrees of competition in the overall short range, low energy embedded communication software industry, which is currently dominated by Bluetooth and WiFi technology. However, we believe that the ZigBee technology will not compete for the same product users and applications as Bluetooth and WiFi.

     We do not believe that ZigBee and Bluetooth technologies are convergent because of divergent technological specifications. Bluetooth standard product applications need to be built on the originally conceived Bluetooth standard microprocessor, which is expensive, bulky, and generally less reliable. Alternatively, Airbee software is highly customizable, has a very compact software code size and is platform agnostic—meaning it can be ported to run on most microprocessors and operating systems.

     WiFi is built to the requirements of the IEEE 802.11b standard. Our products will be built principally to the requirements of the IEEE 802.15.4 standard. WiFi technology is based on the 2.4 GHz frequency range. We have targeted products in the 900 MHz frequency range, typically for the North American market, and the 2.4 GHz frequency range products for the rest of the world. While IEEE 802.11b is an established data communication standard, it operates at higher data rates and its current applications are much different from those envisioned by the ZigBee standard.

     The embedded wireless communication software industry is characterized by rapid change, new and complex technology and intense competition. Our ability to develop market share depends upon our ability to satisfy customer requirements, enhance customers’ existing products and develop and introduce new products. We expect the intensity of competition to increase in the future. Increased competitiveness may result in reductions in the price of our products, services, lower-than-expected gross margins or loss of market share, any of which would harm our business.

     Our primary competition comes from internal research and development departments of companies that develop embedded systems in-house and in several cases may be our prospective customers. In many cases, companies that develop wireless systems in-house have already made significant investments of time and effort in developing their own internal systems, making acceptance of our products as a replacement more difficult. Additionally, we may compete with independent software vendors who have yet to enter the market space we are in. Some of the companies that develop embedded systems in-house and some of these independent software vendors, such as Microsoft Corporation, have significantly greater financial, technical, marketing, sales and other resources and significantly greater name recognition than we do.

     Demands for rapid change and the increasing complexity of the technology in our industry intensify the competition we face. In addition, our competitors may consolidate or establish strategic alliances to expand product offerings and resources or address new market segments. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and support of their products. These factors favor larger competitors that have the financial and technical resources to develop new technologies or to respond more quickly with new product offerings or product enhancements.

     We may be unable to meet the pace of rapid development set by the competitive field or may incur additional costs attempting to do so, which may cause declines in our operating results. Our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products or even render our products obsolete, any of which could adversely affect our competitive position.

     We believe that the primary competitive factors in our product space today is the single hardware platform on which other vendors’ software solutions operate as compared with our multiplatform capability and whether a prospective customer considers itself a software or hardware manufacturer.

Business Strategy Evolution

     Technological feasibility for the Airbee UltraLiteTM (forerunner to our current and more developed software) was established on November 20, 2002, with completion of the detailed product design (V1.0). Working models for the Airbee UltraLiteTM proprietary 900 MHz and the UltraLite 2.4GHz were delivered on March 7, 2003 and April 3, 2003 respectively. Our ZigBee standard software built on the IEEE 802.15.4 WPAN standard was released at the end of October 2004.

     Our software is designed with the purpose of facilitating connectivity: people-to-people, things-to-things and people-to-things. We do not manufacture products in which our connectivity software is embedded. Instead, we license our connectivity software to third parties, such as microprocessor manufacturers and various OEM manufacturers. Our internal quality assurance effort is vested with the test team comprised of three employees, which operates separately from the development team. Data is collected and documented by the test team and fed back to the developers for fixes as necessary. Further, the certification effort planned will also insert another level of quality control to the product evolution. We are also support our customer for an initial period of time to assure the customer understands how to use our products in his development efforts. We will also rely upon the quality assurance programs and internal monitoring of quality control of our customers. However, since the software will be embedded at the customer location and the application software is written by the customer to its customer requirements, the proper application of our software will be the responsibility and under the control of our customers.

Intellectual Property

     Our success and ability to compete is dependent in large part upon our unique technology. As of this date we have filed one patent and there are no other patents or copyrights pending at this time. Plans exist for several more patents dealing with the various protocols and features of the software system. We believe that our success is more dependent upon our technical expertise than our proprietary rights. We will rely upon a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary technology. As a result of the likelihood of competition from other companies, protecting the Company’s intellectual property is essential. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or develop similar technology independently. Our first filed patent is entitled “System and Method for Data Transmission” (application number 60/502,346).

Governmental Approvals

     We do not believe that there is a need for any specific governmental approval for any of our software products. Our radio frequency integrated circuit software product will be sold to OEM customers who will embed the software into their own products. They may be required to adhere to certain Federal Communications Commission section requirements because their devices/products contain a radio transmitter. We believe that the OEM customers will obtain any required licensing as applicable in any particular country.

Employees

     As of June 27, 2005, we employed 21 full-time employees and one part-time employee. From time to time, we utilize various contractors. We have no collective bargaining agreements with our employees.

MANAGEMENT

Officers And Directors

     The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

     As of July 15, 2005, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name of Director/Executive Officer	Age	Position	Period Served
Sundaresan Raja	42	Chief Executive Officer, Director	August 16, 2002 to present

E. Eugene Sharer	71	President, Chief Operating Officer, Secretary, Director	August 16, 2002 to present

Ramanujam Satagopan	40	Vice President & Chief Technology Officer	October 1, 2002 to present

Richard P. Sommerfeld, Jr.	51	Sr. V.P., Chief Financial Officer	September 1, 2003 to present

Srinivansan Krishnamurthy	46	Vice President-Business Development	July 1, 2004 to present

Mal Gurian	78	Director	January 1, 2005 to present

     Below are the biographies of each of our officers and directors as of July 15, 2005.

     Sundaresan Raja. Mr. Raja has served as our Director, President and Chief Executive Officer since our founding in 2002. From 1992 through 2000, Mr. Raja founded and served as CEO of Intelligent Systems, Inc. and Intelligent Systems (India) Pvt. Ltd., companies principally involved in customizing software. Intelligent Systems, Inc. filed for Chapter 11 bankruptcy protection in 1998, which was subsequently moved to Chapter 7. Operations of Intelligent Systems, Inc. ceased in March 2000. Mr. Raja had decided that the wireless industry was going to be a highly visible technology and spent from 2000 through early 2002 studying and researching the wireless technology marketplace. Mr. Raja has over 22 years experience in information technology related businesses and as an independent consultant to both private and government organizations. In this capacity, he provided technical resources as consultants to other technology companies and developed several commercial software products for the mailing and shipping industry. He has provided consulting services to several fortune 500 companies. He holds an MS (Management Information Systems) from The American University, an MBA from Johns Hopkins University and an MS (Mathematics) from the Madras University in India.

     E. Eugene Sharer. Mr. Sharer has served as our Chief Operating Officer and a Director since our founding in 2002. Prior to joining our company, Mr. Sharer worked for more than 17 years as President and/or Chief Operating Officer of information technology companies, most recently as President and Vice Chairman of Complete Wellness Centers, Inc., a public health care company, from March 1996 to February 1999. From February 1999 through August 2002 he formed Sharer Associates, Inc., a management consulting company. Since 1999 Mr. Sharer has served as a director of Digital Dominion, a financial services technology company. From 1991 to 1995, he was president of ROW Sciences, a government contracting firm specializing in supporting the FDA and the Department of Health and Human Services. He was President of Calculon Corporation from 1985 to 1989 and Director of the ORI Group. Prior to that, he was executive Vice President and Director of Iverson Technologies, a specialized computer manufacturer from 1989 to 1991. He was Vice President of Systems Group, Computer Sciences Corporation from 1981 to 1985 and served with IBM in various management positions. He has also served on the Executive Committee of the Technology Council of Maryland and served two terms on the Industrial and Professional Advisory Committee of Penn State’s Department of Computer Science and Engineering. He graduated from Penn State with a BS (Electrical Engineering) and did graduate work at Syracuse University.

     Ramanujam Satagopan. Mr. Satagopan has served as our Chief Technology Officer since September 2002. From October 2000 through September 2002, he served as Chief Executive Officer of Connexus Technologies (Singapore) Ptd. Ltd. and from October 2000 through September 2002 he also served as Managing Director of Connexus Technologies (India) Pvt. Ltd. The Connexus Technologies entities were acquired by our company in August of 2002. Prior to joining our company, Mr. Satagopan worked for over 14 years with companies selling telecom software products, most recently serving as a Technology Director of Motorola Electronics-Singapore, from January 1992 to September 2000. Mr. Satagopan has led product teams to roll-out wireless products for Motorola worldwide, including its popular Scriptor series of pager products and the latest low-cost “Talk-about” GSM cellular radios. Mr. Satagopan played a key role in evolving the ISCLAP (Indian Standard Code for Language Paging) paging protocol standard for the Indian market and in rolling out language pagers in India. Among his 8 published patents, one is for synchronous dynamic code generation for secure remote access to a computer system and another is for a method to achieve horizontal and vertical zoom on a display device by selective segment duplication. Mr. Satagopan holds a BS (Electrical Engineering) from India and an MA (Management of Technology) from the Graduate School of Business, National University of Singapore.

     Richard P. Sommerfeld, Jr. Mr. Sommerfeld has served as Chief Financial Officer since September 2003. Prior to joining our company, Mr. Sommerfeld served as Chief Executive Officer of Digital Dominion, Inc., a financial services company from 2000 to 2003. He also served as Chief Operating Officer of Data Mining Technologies, Inc., a Data Mining software company, from 1999 to 2000. From 1996 to 1998, Mr. Sommerfeld served as Chief Executive Officer of Dransfield Food & Beverage Holdings, Ltd., an international consumer goods company based in Hong Kong. Mr. Sommerfeld holds a Masters of Public and International Affairs from the University of Pittsburgh and a BA (International Studies) from Virginia Tech.

     Mal Gurian. Mr. Gurian has served as a Director of the Company since January 1, 2005. Since 2002, he has served as President of Mal Gurian Associates, LLC. He has previously served as President of Cellcom Cellular Corporation of New Jersey from 1989 to 1991. From 1991 through 1993 he served as Chief Executive Officer and Director of Universal Cellular Corporation. From 1994 through 1997 he served as Chairman of the Board and Chief Executive Officer of GlobalLink Communications, Inc. From 1995 through 2002 he served as Chairman, Chief Executive Officer and President of Authentix Network, Inc and SimplySay, Inc. Mr. Gurian was President of OKI Telecom’s Cellular Telephone Division, the first manufacturer of a cellular telephone. He was responsible for OKI receiving the first FCC type certification for a cellular telephone. Mr. Gurian has served as a corporate and strategic advisor to major corporations like OKI, Sony, TRW, and the Communications Division of Murata. He is President Emeritus of the Radio Club of America and the recipient of the club’s Sarnoff Citation, the Special Service Award and the Fred Link Mobile Award. He is also the recipient of the National Association of Business and Educational Radio’s (now PCIA) highest honor, the Chairman’s Award. Mr. Gurian was previously on the Boards of Northeast Digital Network and RangeStar International. He is a 1995 recipient of the Popov Scientific Society Medal from the St. Petersburg Electrotechnical University in St. Petersburg, Russia. Mr. Gurian is listed in Marquis Who’s Who in America and Who’s Who in the World and in May 2003, was inducted into the RCR Wireless Hall of Fame.

Family Relationships

     There are no other family relationships among the directors or executive officers of Airbee.

Involvement In Certain Legal Proceedings

     None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

     (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

     (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

     (3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     (4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee And Financial Expert

     We do not have an audit committee. Richard Sommerfeld and Eugene Sharer performs some of the same functions of an audit committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors’ independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document.

Code Of Ethics

     The Company has a Code of Business Conduct and Ethics which was adopted in 2004.

Executive Compensation

     The following table sets forth, for the fiscal year ended December 31, 2004, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated (the “Named Executive Officers”), with respect to services rendered by such persons to Airbee and its subsidiaries.

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION
						AWARDS	PAYOUTS
					RESTRICTED	SECURITIES
				OTHER ANNUAL	STOCK	UNDERLYING	LTIP	ALL OTHER
NAME AND PRINCIPAL		SALARY	BONUS	COMPENSATION	AWARD(S)	OPTIONS/SARS	PAYOUTS	COMPENSATION
POSITION	YEAR	($)	($)	($)	($)	(#)	($)	($)
Sundaresan Raja (1)	2004	150,000	50,000		—	10,000,000		—
Chief Executive Officer and	2003	150,000	50,000		—	—		—
President	2002	150,000	18,750			10,000,000

E. Eugene Sharer (2)	2004	120,000	50,000		—	8,000,000		—
Chief Operating Officer	2003	120,000	50,000		—	—		—
	2002	120,000	18,750		—	8,000,000

Ramanujam Satagopan (3)	2004	80,000	30,000		—	3,000,000		—
Chief Technology Officer	2003	80,000	30,000		—	—		—
	2002	80,000	8,750		—	375,000

Richard P. Sommerfeld, Jr. (4)	2004	100,000	25,000			3,000,000		—
Chief Financial Officer	2003	100,000	8,333		—	3,000,000		—
	2002	—	—		—	—		—

Srinivasan Krishnamurthy (5)	2004	50,000	12,500		—	6,000,000		—
Vice President	2003	—	—		—	—		—
	2002	—	—		—	—		—

(1)	Sundaresan Raja joined us in August 2002 as President and Chief Executive Officer. Mr. Raja is paid a base salary of $150,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2002, he was issued a stock option for 10,000,000 shares exercisable at $0.00004 per share. During 2004, he was issued an option to purchase 10,000,000 shares exercisable at $0.22 per share.

(2)	E. Eugene Sharer joined us in August 2002 as Chief Operating Officer. Mr. Sharer is paid a base salary of $120,000 per year and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2002, he was issued a stock option for 8,000,000 shares exercisable at $0.00004 per share. During 2004, he was issued an option to purchase 8,000,000 shares exercisable at $0.22 per share.

(3)	Ramanujam Satagopan joined us in September 2002 as our Chief Technology Officer. Mr. Satagopan is paid a base salary of $80,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2002, he was issued a stock option for 375,000 shares exercisable at $0.00004 per share. During 2004, he was issued an option to purchase 3,000,000 shares exercisable at $0.22 per share.

(4)	Richard P. Sommerfeld, Jr. joined us in September 2003 as Chief Financial Officer. Mr. Sommerfeld is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2003, he was issued a stock option for 3,000,000 shares exercisable at $0.04 per share. During 2004, he was issued an option to purchase 3,000,000 shares exercisable at $0.22 per share.

(5)	Srini Krishnamurthy joined us in July, 2004 as Vice President, Business Development. Mr. Krishnamurthy is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2004, he was issued options to purchase 3,000,000 shares exercisable at $0.38 per share and 3,000,000 shares exercisable at $0.22 per share.

     The following table sets forth information concerning individual grants of stock options in 2004 to the Named Executive Officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

		% TOTAL
	NUMBER OF	OPTIONS/SARS
	SECURITIES	GRANTED TO
	UNDERLYING	EMPLOYEES	EXERCISE
	OPTIONS/SARS	IN FISCAL	OR BASE	EXPIRATION
NAME	GRANTED (#) (2)	YEAR (3)	PRICE ($/SH)	DATE(4)
Sundaresan Raja	10,000,000	33%	$0.22	11/18/10
Ramanujam Satagopan	3,000,000	10%	$0.22	11/18/10
E. Eugene Sharer	8,000,000	26%	$0.22	11/18/10
Richard P. Sommerfeld, Jr.	3,000,000	10%	$0.22	11/18/10
Srinivasan Krishnamurthy	3,000,000	10%	$0.22	11/18/10
Srinivasan Krishnamurthy	3,000,000	10%	$0.38	07/01/09

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values

     The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2004 by our executive officers listed in the Summary Compensation Table above.

	Number of		Number of Securities Underlying
	Shares		Unexercised Options at			Value of Unexercised In-the-Money
	Acquired on		December 31, 2004(1)			Options at December 31, 2004(1)
Name	Exercise	Value Realized	Exercisable/Unexercisable			Exercisable/Unexercisable
Sundaresan Raja	0	$0	10,000,000	/	10,000,000	$1,680,000	/	$525,000

Ramanujam Satagopan	0	0	812,510	/	2,385,000	$52,502	/	$39,375

E. Eugene Sharer	0	0	7,502,135	/	8,000,000	$1,155,448	/	$420,000

Richard P. Sommerfeld, Jr.	0	0	1,746,951	/	2,250,000	$366,860	/	$0.00

Srinivasan Krishnamurthy	0	0	1,500,000	/	4,500,000	$0.00	/	$0.00

(1)	The value of unexercised in-the-money options at fiscal year end is calculated using the last sale price of $0.21 per share as of December 31, 2004, the last trading day of fiscal year 2004 as reported on the Pink Sheets.

Compensation Of Directors

     We have no standard arrangement pursuant to which our directors are compensated for services provided as a Director. Our inside directors are currently not compensated for their service on our board of directors. Mr. Gurian, recently appointed as an independent director, will receive $2,000 per meeting. He has also been granted an option to purchase 150,000 shares of common stock at $0.22 per share. Commencing January 1, 2005, the options vest over 12 months in four equal tranches.

Employment Agreements

     We have entered into employment agreements with certain of our key executives as follows:

     Sundaresan Raja has served as our Director, President and Chief Executive Officer since our inception. Mr. Raja is paid a base salary of $150,000 per year and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Raja is guaranteed a minimum bonus of $50,000 per annum and up to a maximum of 150% of his current base salary as further described below. The agreement expires on September 1, 2005. In addition to his salary, Mr. Raja is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, and medical service or other employee benefit plan available to the executive officers of our company. Mr. Raja is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Raja was issued 10,000,000 options with a $0.00004 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term, vesting as follows:

•	2.5 million vest immediately at effective date of employment agreement;

•	2.5 million vest after 1 year of service;

•	2.5 million vest after 2 years of service;

•	remaining 2.5 million vest after 3 years of service.

     On November 18, 2004, he was granted a second 10,000,000 share option with like terms at a strike price of $0.22 per share which was in excess of 115% of the closing bid price on that date and vests as follows:

•	2.5 million shares vest immediately on the date of grant November 18, 2004;

•	2.5 million shares vest one year thereafter;

•	2.5 million shares vest two years thereafter;

•	remaining 2.5 million shares vest three years thereafter.

     In the event that Mr. Raja is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

     During the period of Mr. Raja’s employment he shall not, directly or indirectly, accept employment or compensation from, or perform services of any nature for, any business enterprise other than the Airbee. He agrees that during the period of his employment and for two years (unless he is terminated without cause in which case this covenant will not apply) thereafter, he will not (a) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in the technology industry or in any other business in which the Airbee is engaged as of termination, (1) in all locations in which the Airbee is doing business, and (2) in all locations in respect of which the Airbee is actively planning for and/or pursuing a business opportunity; (b) for himself or on behalf of any other person, partnership, Airbee or entity, call on any customer of the Airbee for the purpose of soliciting, diverting or taking away any customer from the Airbee (1) in all locations in which the Airbee is doing business, and (2) in all locations in respect of which the Airbee is actively planning for and/or pursuing a business opportunity, or (c) induce, influence or seek to induce or influence any person engaged as an employee, representative, agent, independent contractor or otherwise by the Airbee, to terminate his or her relationship with the Airbee. Nothing contained in his agreement shall be deemed to prohibit Mr. Raja from (x) investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and his holdings therein represent less than 2% of the total number of shares or principal amount of the securities of such issuer outstanding, or (y) owning securities, regardless of amount, of the Airbee.

     E. Eugene Sharer joined us on August 16, 2002 as Chief Operating Officer and a member of our Board of Directors. Mr. Sharer is paid a base salary of $120,000 per year and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Sharer is guaranteed a minimum bonus of $50,000 per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on September 1, 2005. In addition to his salary, Mr. Sharer is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Sharer is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Sharer was issued 8,000,000 stock options with a $0.00004 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term, vesting as follows:

•	2.0 million vest immediately at effective date of employment agreement;

•	2.0 million vest after 1 year of service;

•	2.0 million vest after 2 years of service;

•	remaining 2.0 million vest after 3 years of service.

     On November 18, 2004, he was granted a second 8,000,000 share option with like terms at a strike price of $0.22 per share which was in excess of 110% of the closing bid price on that date and which vests as follows:

•	2.0 million shares vest immediately on the date of grant November 18, 2004;

•	2.0 million shares vest one year thereafter;

•	2.0 million shares vest two years thereafter;

•	remaining 2.0 million shares vest three years thereafter.

     In the event that Mr. Sharer is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

     Ramanujam Satagopan joined us on September 15, 2002 as our Chief Technology Officer. Mr. Satagopan is paid a base salary of S$136,000 (approx. US $80,000) and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Satagopan is guaranteed a minimum bonus of S$51,000 (approx. US $30,000) per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on October 1, 2007. In addition to his salary, Mr. Satagopan is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Satagopan is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Satagopan was issued 375,000 stock options with a $0.00004 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term , vesting as follows:

•	62,500 vest immediately at effective date of employment agreement;

•	62,500 vest after 1 year of service;

•	62,500 vest after 2 years of service;

•	62,500 vest after 3 years of service;

•	62,500 vest after 4 years of service;

•	remaining 62,500 vest after 5 years of service.

     On November 18, 2004, he was granted a 3,000,000 share option with like terms at a strike price of $0.22 per share and which vests as follows:

•	750,000 shares vest immediately on the date of grant November 18, 2004;

•	750,000 shares vest one year thereafter;

•	750,000 shares vest two years thereafter;

•	remaining 750,000 shares vest three years thereafter.

     In the event that Mr. Satagopan is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

     Richard P. Sommerfeld, Jr. joined us on September 1, 2003 as Chief Financial Officer. He serves our company on a full time basis. Mr. Sommerfeld is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Sommerfeld is guaranteed a minimum bonus of $25,000 per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on August 31, 2006. In addition to his salary, Mr. Sommerfeld is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Sommerfeld is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Sommerfeld was issued 3,000,000 stock options with a $0.04 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term all of which are currently vested by action of the board of directors.

     On November 18, 2004, he was granted a 3,000,000 share option with like terms at a strike price of $0.22 per share and which vests as follows:

•	750,000 shares vest immediately on the date of grant November 18, 2004;

•	750,000 shares vest one year thereafter;

•	750,000 shares vest two years thereafter;

•	remaining 750,000 shares vest three years thereafter.

     In the event that Mr. Sommerfeld is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

     Srinivasan Krishnamurthy joined us on July 1, 2004 as Vice President, Business Development. He serves our company on a full time basis. Mr. Krishnamurthy is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Krishnamurthy is guaranteed a minimum bonus of $25,000 per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on June 30, 2007. In addition to his salary, Mr. Krishnamurthy is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Krishnamurthy is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Krishnamurthy was issued 3,000,000 stock options with a $0.38 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term.

     On November 18, 2004, he was granted a 3,000,000 share option with like terms at a strike price of $0.22 per share and which vests as follows:

•	750,000 shares vest immediately on the date of grant November 18, 2004;

•	750,000 shares vest one year thereafter;

•	750,000 shares vest two years thereafter;

•	remaining 750,000 shares vest three years thereafter.

     In the event that Mr. Krishnamurthy is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

Officer Bonuses

     As discussed above, under each employment agreement each officer shall also receive a performance bonus up to a maximum of 150% of the then current base salary and evaluated on the following three categories and weighted as indicated:

1.	EBITDA (40%):	Targets as provided in annual financial projections.

2.	Revenue (30%):	Targets as provided in annual financial projections.

3.	Job Performance Objectives:	Targeted 8 per year.

     If he achieves over 100% of target, he then receives a proportional amount to a limit of 150% of then current base salary. If he achieves 100% of target, he then receives 100% of category bonus. If he achieves 75% of target, he then receives 60% of category bonus. If he achieves 50% of target, he then receives 30% of category bonus.

     There is currently no effective performance bonus schedule. Financial and performance projections will be made if and when our company receives revenues from Airbee products. Bonus amounts and allocations will be subject to the approval by the Board.

     In addition, our employment agreements with our officers initially provided for each officer to receive additional compensation for successfully closing financing for our company. Such compensation was terminated on September 10, 2004 by the consent of our officers and board of directors.

DESCRIPTION OF PROPERTY

     We do not own any real property. Our principal executive offices are located in approximately 624 square feet of office space at 9400 Key West Avenue, Rockville, MD 20850. The term of the lease is month-to-month at $2,120 per month.

     We lease approximately 3,000 square feet of office space at 92 Dr. Natesan Road, 2 nd Floor, Mylapore, Chennai 600004, Tamil Nadu, India. The lease commenced on May 1, 2004 and is for a term of 36 months at $1,571 per month for the first 24 months and $1,650 for the subsequent 12 months.

     We have no plans to renovate any of our current facilities and believe that our current facilities are sufficient to maintain our current and anticipated operations.

LEGAL PROCEEDINGS

     In an action commenced in Denver, Colorado, on July 13, 2004, we received a summons to appear on July 29, 2004 in County Court, Denver County or file an answer to the summons by that date. The complaint alleges that the company used a telephone facsimile machine, computer or other device to send unsolicited advertisements to the facsimile machine of Buddy Brown without having obtained prior express permission to do so, and sought damages up to a maximum of $15,000. The case was dismissed by the court on February 17, 2005. The case is currently under appeal.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

     The table below sets forth information with respect to the beneficial ownership of our common stock as of July 15, 2005 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
		Amount and Nature
	Name and Address	of Beneficial		Percentage
Title of Class	of Beneficial Owner	Ownership		of Class(7)
Common	Sundaresan Raja	33,941,100	(1)	43.28%
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	E. Eugene Sharer	11,019,550	(2)	14.05%
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	Ramanujam Satagopan	5,093,885	(3)	6.50%
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	Daniel R. Nelson	7,692,808		9.81%
	9400 Key West Avenue Rockville, Maryland 20850-3322

SECURITY OWNERSHIP OF MANAGEMENT
		Amount and Nature
	Name and Address	of Beneficial		Percentage
Title of Class	of Beneficial Owner	Ownership		of Class (7)
Common	Sundaresan Raja	33,941,100	(1)	43.28%
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	E. Eugene Sharer	11,019,550	(2)	14.05%
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	Ramanujam Satagopan	5,093,885	(3)	6.50%
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	Richard P. Sommerfeld, Jr.	3,714,756	(4)	4.74%
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	Srinivasan Krishnamurthy	1,500,000	(5)	2.87%
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	Mal Gurian	150,000	(6)	*
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	Daniel R. Nelson	7,692,808		9.81%
	9400 Key West Avenue Rockville, Maryland 20850-3322

Common	All Directors and Officers as a Group (7 Persons)	63,862,099		81.43%

*	Less than 1%.

(1)	Includes 10,000,000 shares of common stock underlying options exercisable at $0.00004 per share and 2,500,000 shares exercisable at $0.22 per share.

(2)	Includes 5,502,135 shares of common stock underlying options exercisable at $0.00004 per share and 2,000,000 shares exercisable at $0.22 per share.

(3)	Includes 62,500 shares of common stock underlying options exercisable at $0.00004 per share and 750,000 shares exercisable at $0.22 per share.

(4)	Includes 996,951 shares of common stock underlying options exercisable at $0.04 per share and 750,000 shares exercisable at $0.22 per share.

(5)	Includes 1,500,000 shares of common stock underlying options exercisable at $0.38 per share and 750,000 shares exercisable at $0.22 per share.

(6)	Includes 150,000 shares underlying options exercisable at $0.22 per share until January 1, 2010. Mr. Gurian’s address is: 5245 88 th Street, Bradenton, FL 34211.

(7)	Applicable percentage of ownership is based on 53,614,040 shares of common stock outstanding plus option shares exercisable of 24,812,096 for a total of 78,426,136 as of June 20, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 20, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From 2003 through March 2005, the Company has entered into convertible promissory notes with some of its officers as described below. The notes relate to services rendered to the Company. These amounts initially accrued annual interest at 6.0%. At December 31, 2004, the interest rate was 9.5% per year. As of March 31, 2005, the Company has $1,010,621 outstanding under these notes, plus $74,888 of accrued interest on the amounts outstanding. The notes are due June 30, 2005, however, noteholders have agreed to extend the notes until September 30, 2005. The notes may be converted into shares of our common stock at the option of our Company and with the consent of the noteholder, the value of which will be the five-day trading average closing bid price of our common stock prior to date of conversion. Amounts advanced by officers and amounts due to officers with interest at March 31, 2005 are as follows:

	Amounts	Principal and
	Advanced	Interest Due
Sundaresan Raja	$400,000	$430,174
E. Eugene Sharer	$320,073	$355,903
Richard P. Sommerfeld, Jr.	$128,638	$130,039
Ramanujam Satgopan	$111,910	$116,410
Srinivasan Krishnamurthy	$50,000	$52,983

     In addition to the loans described above, on March 12, 2003 and April 30, 2003, Sundaresan Raja advanced approximately $23,809 and $18,687, respectfully, to Airbee Wireless (India) Pvt. Ltd., the Company’s wholly-owned subsidiary in India. The Company’s wholly-owned subsidiary has issued Mr. Raja a promissory note due on demand. The note accrues interest at 11.25% per year, which is below the local Indian market rates of 14% to 16%. At March 31, 2005, $49,910 was due under the note, including $9,151 of interest. The Company has guaranteed repayment of the advances.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a) Market Information

     Our common stock is quoted on the Pink Sheets Over-the-Counter securities market under the symbol “ABEW.”

     The following table sets forth the high and low bid prices for the common stock for each calendar quarter since our stock began trading on January 28, 2004, as reported by the National Quotation Bureau, and represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

YEAR 2003	High Bid	Low Bid
November 10 (First Available) thru December 31, 2003	$0.10	$0.10

YEAR 2004	High Bid	Low Bid
Quarter Ended March 31, 2004	$0.63	$0.10
Quarter Ended June 30, 2004	$0.60	$0.28
Quarter Ended September 30, 2004	$0.31	$0.20
Quarter Ended December 31, 2004	$0.28	$0.16

YEAR 2005	High Bid	Low Bid
Quarter Ended March 31, 2005	$0.57	$0.23
Quarter Ended June 20, 2005	$1.17	$0.55

(b) Holders Of Common Stock

     As of July 15, 2005, we had approximately 1,050 shareholders of our common stock and 53,614,040 shares of our common stock were issued and outstanding.

(c) Dividends

     We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

(d) Equity Compensation Plan Information

     The table below provides information relating to all of our outstanding options and warrants, including options authorized for issuance under our compensation plans as of June 20, 2005.

Number of
securities
remaining available
	Number of		for future
	securities to be		issuance4 under
	issued upon		equity compensation
	exercise of	Weighted-average	plans (excluding
	outstanding	exercise price of	securities
	options, warrants	outstanding options,	reflected in column
	and rights	warrants and rights	(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	48,639,275	$0.1355	31,499,096
Equity compensation plans not approved by security holders	0	0	0

Total	48,639,275	0.1355	31,499,096

Employee Stock Option Plan

     Effective August 18, 2002, our board of directors and a majority of our shareholders approved the Airbee 2002 Stock Option Plan. On May 1, 2003, we adopted the Airbee Wireless, Inc. 2003 Outside Directors Stock Option Plan. We have designated 12,500,000 shares of common stock for the plan. As of December 31, 2004, no options were granted under this plan. On January 1, 2005, a new outside director was seated on the board and has been granted 150,000 incentive options under the plan. The plan has essentially the same parameters as the employee stock option plan and terminates on May 31, 2013.

DESCRIPTION OF SECURITIES

General

     Our Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock, $0.00004 par value per share. As of July 15, 2005, there were 53,614,040 outstanding shares of common stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

     Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder or fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

     We have no preferred stock.

Limitation Of Liability: Indemnification

     Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of Airbee. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Airbee pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

     Authorized And Unissued Stock

     The authorized but unissued shares of our common are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Airbee that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Airbee’ Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

     The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Airbee by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We have had no changes or disagreements with our accountants.

EXPERTS

     The consolidated financial statements for the fiscal years ended December 31, 2004 and December 31, 2003, included in this prospectus, and incorporated by reference in the registration statement, have been audited by Bagell, Josephs & Company, L.L.C., respectively, as stated in their independent auditors’ reports appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

Transfer Agent

     The transfer agent for our common stock is Holladay Stock Transfer, Inc. Their address and their telephone number are 2939 N. 67th Place, Suite C, Scottsdale, Arizona 85251, (480) 481-3940.

LEGAL MATTERS

     Kirkpatrick & Lockhart Nicholson Graham LLP will pass upon the validity of the shares of common stock offered hereby. Kirkpatrick & Lockhart Nicholson Graham LLP is located at 201 South Biscayne Boulevard, Miami Center, Suite 2000, Miami, Florida 33131.

HOW TO GET MORE INFORMATION

     We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to Airbee and the shares to which this prospectus relates. Copies of the registration statement and other information filed by Airbee with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as Airbee which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

AIRBEE WIRELESS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

F-i

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2005 (UNAUDITED)

ASSETS
Current Assets:
Cash and cash equivalents	$91,650
Prepaid expenses and other current assets	41,805

Total Current Assets	133,455

Fixed assets, net of depreciation	62,601

Intangible assets	165,975

TOTAL ASSETS	$362,031

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Notes payable – demand	$1,010,621
Notes payable – other	50,000
Accounts payable and accrued expenses	457,781

Total Current Liabilities	1,518,402

Long-term Liabilities:
Due officer	40,927

Total Long-term Liabilities	40,927

Total Liabilities	1,559,329

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock: $0.00004 Par Value; 200,000,000 shares authorized 42,724,056 shares issued and outstanding	1,709
Additional paid-in capital	2,256,600
Unearned compensation	(37,804)
Accumulated comprehensive income	933
Deficit accumulated during the development stage	(3,366,647)

(1,145,209)
Less: Treasury stock, 704,362 shares at cost	(52,089)

Total Stockholders’ Equity (Deficit)	(1,197,298)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$362,031

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(UNAUDITED)
(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Cumulative Totals
			August 9, 2002
	2005	2004	to March 31, 2005
OPERATING REVENUES
Sales	$—	$—	$10,108

COST OF SALES	—	—	11,040

GROSS PROFIT (LOSS)	—	—	(932)

OPERATING EXPENSES
Compensation and professional fees	246,426	84,407	1,388,488
Research and development	212,070	61,487	1,496,626
Selling, general and administrative expenses	62,129	9,400	230,408
Impairment	—	—	127,974
Depreciation and amortization	3,082	630	11,428

Total Operating Expenses	523,707	155,924	3,254,924

LOSS BEFORE OTHER (EXPENSE)	(523,707)	(155,924)	(3,255,856)

OTHER (EXPENSE)
Other income	—	—	70,000
Interest expense	(28,574)	(7,517)	(180,791)

Total Other (Expense)	(28,574)	(7,517)	(110,791)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(552,281)	(163,441)	(3,366,647)
Provision for Income Taxes	—	—	—

NET LOSS APPLICABLE TO COMMON SHARES	$(552,281)	$(163,441)	$(3,366,647)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.013)	$(0.005)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	41,849,373	36,078,979

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENT OF ACCUMULATED COMPREHENSIVE INCOME
FOR THE PERIOD AUGUST 9, 2002 (INCEPTION) THROUGH MARCH 31, 2005
(UNAUDITED)

Balance, August 9, 2002	$—

Gain on foreign currency translations	—

Balance, December 31, 2002	—

Gain on foreign currency translations	5,882

Balance, December 31, 2003	5,882

Loss on foreign currency translations	(5,152)

Balance, December 31, 2004	730

Gain on foreign currency translations	203

Balance, March 31, 2005	$933

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(UNAUDITED)
(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Restated Cumulative
			Totals
			August 9, 2002 to
	Restated		March 31,
	2005	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(552,281)	$(163,441)	$(3,366,647)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,082	630	11,428
Amortization of unearned compensation	3,437	3,437	44,681
Common stock issued for services	85,230	—	746,842
Interest expense converted to note payable – other	—	—	100,000
Services provided for equity to be issued	—	—	76,000
Impairment of goodwill	—	—	127,974
Gain (loss) on foreign currency translations	203	(7,396)	933
Net change in net assets in acquisition of Connexus	—	—	(22,865)
Changes in assets and liabilities:
Decrease in accounts receivable	—	—	19,373
(Increase) in prepaid expenses and other assets	(14,641)	—	(38,653)
Increase in accounts payable and accrued expenses	67,989	16,355	323,273

Total adjustments	145,300	13,026	1,388,986

Net cash (used in) operating activities	(406,981)	(150,415)	(1,977,661)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of intangible assets	—	—	(165,975)
Acquisitions of fixed assets	(14,321)	(1,523)	(64,369)

Net cash (used in) investing activities	(14,321)	(1,523)	(230,344)

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (CONTINUED)
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(UNAUDITED)
(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Restated
			Cumulative Totals
	Restated		August 9, 2002
	2005	2004	to March 31, 2005

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from common stock issuances	$471,580	$131,000	$1,188,107
Services rendered converted to notes payable — demand	—	—	1,056,611
Proceeds from notes payable — other	—	—	60,000
(Payments) proceeds to related party	(45,990)	46,250	(45,990)
Amounts due to officer	—	—	40,927

Net cash provided by financing activities	425,590	177,250	2,299,655

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,288	25,312	91,650

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	87,362	23,488	—

CASH AND CASH EQUIVALENTS — END OF PERIOD	$91,650	$48,800	$91,650

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR FOR:
Interest expense	$217	$—	$217

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:

Exercise of cashless stock options	$—	$—	$52,089

Common stock issues for services	$85,230	$—	$746,842

Interest expense converted to note payable — other	$—	$—	$100,000

Services rendered converted to notes payable — demand	$—	$—	$1,056,611

Services for stock to be issued	$—	$—	$76,000

Conversion of notes payable and accrued interest to common stock	$—	$—	$11,833

Impairment of goodwill	$—	$—	$127,974

Unearned compensation on cashless options	$—	$—	$82,485

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005 AND 2004 (UNAUDITED)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

The condensed unaudited interim consolidated financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The condensed consolidated financial statements and notes are presented as permitted on Form 10-QSB and do not contain information included in the Company’s annual statements and notes. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the December 31, 2004 audited consolidated financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these condensed consolidated financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

These condensed unaudited consolidated financial statements reflect all adjustments, including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the operations and cash flows for the period presented.

Airbee Wireless, Inc. (the “Company”), was incorporated in Delaware in 2002 to develop and supply cutting edge intelligent software that is generally embedded into microprocessors thereby allowing manufacturers of various products to create advanced wireless communications systems.

Focusing on its core competencies in the design and engineering of advanced, embedded short-range wireless data, voice and video communications software, the Company believes that it is positioned to play a pivotal role in the convergence of various wireless communications applications through software embedded on silicon.

In March 2004, the Company became a member of The ZigBee Alliance which has defined a global standard for reliable, cost-effective, low-power wireless applications. With over 150 international member companies, the ZigBee standard is emerging as the wireless standard for a host of industrial controls, telemetry, and in-building and home automation networking needs.

Airbee’s portfolio of products is generally connected over the rapidly emerging Wireless Personal Area Network (WPAN) or the Wireless Local Area Network (WLAN) technology space. Critical to the success of new products in these areas is the ability to interoperate or “talk to each other” based on industry-adopted standards. Airbee’s products are designed and engineered to be compliant with ZigBee/802.15.4 WPAN standards.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company has devoted substantially all of its efforts to business planning, patent applications, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. With the release of the ZigBee / IEEE 802.15.4 standard on December 14, 2004, the Company is anticipating that sales will be generated in fiscal 2005, at which time it will emerge from the development stage.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Airbee Wireless, Inc. and its wholly owned subsidiaries Airbee Wireless (Pte.) Ltd., located in Singapore, and Airbee Wireless (India) Pvt. Ltd., located in India, for the three months ended March 31, 2005 and 2004 respectively. The financial statements do not consolidate Identity, Inc. which was acquired subsequent to the reporting period on May 2, 2005 (See Note 14, Subsequent Events). All significant inter-company accounts and transactions have been eliminated in consolidation. Accounts denominated in non-U.S. currencies have been re-measured using the U.S. Dollar as the functional currency.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions in the United States of America, Singapore and India. The financial institution in the United States of America is insured by the Federal Deposit Insurance Corporation up to $100,000.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; two to four years for machinery and equipment and four to forty years for buildings. Reviews are regularly performed to determine whether facts and circumstances exist that indicate carrying amount of assets may not be recoverable or the useful life is shorter than originally estimated. The Company assesses the recoverability of its fixed assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

Identified Intangible Assets

Intellectual property assets represent technology and are amortized over the periods of benefit, ranging from two to ten years, generally on a straight-line basis.

Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Segment Reporting

The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. As of March 31, 2005, there were no operating segments.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Revenue and Cost Recognition

The Company currently recognizes revenues from four primary sources: (1) time-based product license fees, (2) time-based license royalties, (3) product revenues for software development tools and kits, and (4) service revenues.

Licensing revenues (e.g., Airbee-ZNS, Airbee-ZMAC, and Airbee-ZNMS) consist of revenues from the licensing under the enterprise licensing model, of Airbee platforms, which include a combination of product and services, and items such as development tools, an operating system, various protocols and interfaces and maintenance and support services such as installation and training, which are licensed over a limited period of time, typically 12-36 months. Service revenues are derived from fees for professional services, which include design and development fees, software maintenance contracts, and customer training and consulting.

The Company accounts for the time-based licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, “Software Revenue Recognition.” The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period.

Revenue attributable to undelivered elements, including technical support, is based on the sales price of those elements, and is recognized ratably on a straight-line basis over the term of the time-based license. Post-contract customer support revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

Time-based product licensing fees are collected in advance. Revenues from licenses are recognized on a prorated-basis over the life of the license. Airbee’s customary practice is to have non-cancelable time-based licenses and a customer purchase order prior to recognizing revenue.

Enterprise license model arrangements require the delivery of unspecified future updates and upgrades within the same product family during the time-based license. Accordingly, Airbee will recognize fees from its enterprise license model agreements ratably over the term of the license agreement.

Time-based royalties are charged on a unit basis. Royalties are not fixed dollar amounts, but are instead a percentage of the customer’s finished product and the percentage varies on a tiered basis with the number of units shipped by customer.

Revenue attributed to undelivered elements is based on the sales price rather than on the renewal rate for the following reasons:

Because of (i) the newness of the ZigBee standard for this short-range wireless technology, (ii) the newness of the Company’s product introductions into the marketplace for a range of applications being developed by its customers, and (iii) the lack of historical data for potentially defective software, which may be a function of the application into which it is installed, a reasonable reserve for returns cannot yet be established. In accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists,” in the absence of historical data, the Company is unable to make a reasonable and reliable estimate of product returns at this time.

The Company expects to enter into maintenance contracts with its customers. Maintenance fees are not a fixed dollar amount, but rather a percentage fee based upon the value of the license and/or royalties billed/received. Maintenance contracts are paid for and collected at the beginning of the contract period. If the Company provides bug fixes (under warranty obligations) free-of-charge that are necessary to maintain compliance with published specifications, it accounts for the estimated costs to provide bug fixes in accordance with SFAS No. 5 “Accounting for Contingencies.”

Revenue from products licensed to original equipment manufacturers (OEM’s) is based on the time-based licensing agreement with an OEM and recognized when the OEM ships licensed products to its customers.

The Company assesses probability of collection based on a number of factors, including its past transaction history with the customer and the creditworthiness of the customer. New customers are subject to a credit review process that evaluates the customers’ financial position and ultimately its ability to pay according to the original terms of the arrangement. Based on this review process, if it is determined from the outset of an arrangement that collection of the resulting receivable is not probable, revenue is then recognized on a cash-collected basis.

Cost of revenue includes direct costs to produce and distribute products and direct costs to provide product support and training.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs are expensed as incurred.

Income Taxes

Income tax benefit is computed on the pretax loss based on current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and its financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the three month periods ended March 31, 2005 and 2004, respectively.

Advertising

The Company’s policy is to expense the costs of advertising and marketing as incurred. The Company had no such cost for the three month periods ended March 31, 2005 and 2004, respectively.

Earnings (Loss) Per Share of Common Stock

Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share at March 31, 2005 and 2004 when the Company reported a loss because to do so would be anti-dilutive for periods presented. The Company has incurred losses since inception as a result of funding its research and development, including the development of its intellectual property portfolio which is key to its core products.

The following is a reconciliation of the computation for basic and diluted EPS:

	March 31,	March 31,
	2005	2004
Net Loss	($552,281)	($163,441)

Weighted-average common shares outstanding (Basic)	41,849,373	36,078,979

Weighted-average common stock Equivalents:
Stock options	—	—
Warrants	—	—

Weighted-average common shares outstanding (Diluted)	41,849,373	36,078,979

Fair Value of Financial Instruments

The carrying amount reported in the condensed consolidated balance sheets for cash and cash equivalents, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

Stock-Based Compensation

Employee stock awards under the Company’s compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and the Company adopted the enhanced disclosure provisions of SFAS No. 148 “Accounting for Stock-Based Compensation- Transition and Disclosure,” an amendment of SFAS No. 123.

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. Amortization expense for the three months ended March 31, 2005 and 2004 was $3,747, respectively.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Product Warranty

The Company’s product warranty accrual includes specific accruals for known product issues and an accrual for an estimate of incurred but unidentified product issues based on historical activity. Due to effective product testing and the short time between product shipment and the detection and correction of product failures, the warranty accrual based on historical activity and the related expense were not significant as of and for the three months ended March 31, 2005 and 2004, respectively.

Goodwill and Intangible Assets

The Company follows Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” All goodwill associated with the acquisition of Connexus Technologies (Pte.) Ltd. was impaired in 2002 ($127,974), due to the Company being acquired mainly for its development and anticipated future development which management has determined to have no material fair value as of the balance sheet dates.

The identifiable intangible assets presented on the condensed consolidated balance sheet represent the intellectual property that was capitalized post- technological feasibility. Management will continue to monitor and assess any impairment charges against those assets in accordance with the provisions of SFAS 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Currency Risk and Foreign Currency Translation

The Company transacts business in currencies other than the U.S. Dollar, primarily the Singapore Dollar and the Indian Rupee. All currency transactions occur in the spot foreign exchange market and the Company does not use currency forward contracts, currency options, currency borrowings interest rate swaps or any other derivative hedging strategy at this point in time.

The Company has determined that based on the cash flow, sales price, sales market, expense, financing, and inter-company transactions and arrangements indicators set forth in FASB 52, Foreign Currency Translation, that the functional currency of the Company is that of the parent company and is US Dollars. The Company has reported its gain on foreign currency in its consolidated statements of accumulated other comprehensive income due to the fact that these translation adjustments result from the translation of all assets and liabilities at the current rate, while the stockholder equity accounts were translated by using historical and weighted-average rates.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005. Accordingly, the Company will implement the revised standard in the first quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements (note 3(e)). Management is assessing the implications of this revised standard, which may materially impact the Company’s results of operations in the first quarter of fiscal year 2006 and thereafter.

In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS 151), “Inventory Costs – an amendment of ARB No. 43, Chapter 4”. FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. In addition, FAS 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities. FAS 151 is effective for the Company in 2006. The Company does not expect FAS 151 to have a material impact on its results or financial statements.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions” (“ SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

NOTE 3 — CONCENTRATION OF CREDIT RISK

The Company’s trade receivables are derived from sales to original equipment manufacturers and manufacturers of microprocessors. The Company endeavors to keep pace with the evolving computer and communications industries, and has adopted credit policies and standards intended to accommodate industry growth and inherent risk. Management believes that credit risks are moderated by the diversity of the Company’s end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral as deemed necessary.

NOTE 4 — FIXED ASSETS

Fixed assets consist of the following at:

March 31,
2005
Computer and office equipment	$73,970

Less: accumulated depreciation	11,369

Net book value	$62,601

Depreciation expense for the three months ended March 31, 2005 and 2004 was $3,082 and $630, respectively.

NOTE 5 — NOTE PAYABLE

The Company entered into a note payable, principal amount of $50,000 payable August 31, 2005. The Company entered into this note in connection with the 2002 acquisition of Connexus Technologies (Pte.) Ltd. The note was non-interest bearing if it was paid prior to August 31, 2003 and if the note was paid between September 1, 2003 and August 31, 2004 the total payment due was $100,000. If the note is paid between September 1, 2004 through August 31, 2005, total payment due is $150,000. The Company, at March 31, 2005 has reflected the value of the note payable, which includes interest at $100,000. The accrued interest is included in accounts payable and accrued expenses.

NOTE 6 — PROMISSORY NOTES – RELATED PARTY

The Company entered into promissory notes with some of its officers (see Note 9) who have amounts outstanding with the Company. These amounts accrue interest at 6.0% and 9.5% annually. As of March 31, 2005, the Company has $1,010,621 outstanding under these notes, including $74,888 in accrued interest. The notes are due on June 30, 2005 and are therefore reflected as current liabilities on the condensed consolidated balance sheets. The notes relate to services rendered to the Company.

NOTE 7 — INTELLECTUAL PROPERTY

Costs incurred in creating products are charged to expense when incurred as research and development until technological feasibility is established upon completion of a working model. Thereafter, all software production costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

In accordance with SFAS No. 2, “Accounting for Research and Development Costs”, SFAS No. 68, “Research and Development Arrangements”, and SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, technological feasibility for the Airbee UltraLite™ was established on November 20, 2002 with completion of the detailed program design. Several working models were delivered at various points through July of 2003.

Since, the Company had no sales, other than the execution of an inherited software contract for a previous Connexus Technologies (Pte.) Ltd. customer that had nothing to do with its current products, amortization of its software being developed at that time for other purposes is not required. Additionally, the intangible assets pertain to the Company’s intellectual property, more specifically software code for both IEEE 802.15.4 and the ZigBee standard version 1.0. This software serves as the core code (i.e., one of the key building blocks) for current and future products that must comply with both of these international standards. Hence, core software based upon the global standards of IEEE and ZigBee to enable the rest of our software to function has an indefinite, but not necessarily infinite, useful life. As such, management, with the assistance of its technical staff, has determined that this specific intellectual property is determined to have an indefinite useful life. The status of that intellectual property is reviewed for impairment annually, or more frequently if events and circumstances indicate that the asset may be impaired. The Company believes that at this point in time, impairment is impractical because (a) the IEEE 802.15 global standard was only finalized in October 2003; (b) the ZigBee global standard was only finalized on December 14, 2004; and (c) the Company’s software written in conformity with both global standards is vital to making the rest of its software function and therefore be in compliance with these global standards. Therefore, at this point in time, the tests for impairment of the intangible assets being intellectual property indicate no amortization is required.

NOTE 8 — ACQUISITIONS

The Company’s acquisition of Connexus Technologies (Pte.) Ltd. has been accounted for using the purchase method of accounting. The Company acquired 100% of the common stock of Connexus for 1,662,562 shares of common stock valued at $100,000, and assumed a promissory note which at the time of acquisition (as of October 1, 2002) was valued at $50,000, subsequently with accrued interest is valued at $100,000 as of March 31, 2005. Connexus had a net book value of $22,026 (US dollar equivalent) resulting in $127,974 in goodwill, which management determined to be impaired based on the fact that the purchase price was determined based on what Connexus had been developing. The primary reason the Company acquired Connexus was the working model and software code that it had been developing fits nicely into the current business model and software code of the Company. The Company did not pay any cash for Connexus and there are no contingent payments, options, or commitments specified in the purchase agreement.

The book value of $22,026 of Connexus at the time of acquisition consisted of:

Current assets	$42,638
Fixed assets	18,190
Accounts payable and other accrued expenses	(38,802)

Total	$22,026

NOTE 9 — RELATED PARTY TRANSACTIONS

As discussed in Note 6, the Company has demand promissory notes with some of its officers for services rendered to the Company. Interest is accrued at 6.0% and 9.5% annually on these notes. As of March 31, 2005, the Company has $1,010,621 outstanding under these notes, including $74,888 in accrued interest.

NOTE 10 — PROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At March 31, 2005, deferred tax assets consist of the following:

Deferred tax asset	$1,009,994
Less: valuation allowance	(1,009,994)

$0

At March 31, 2005, the Company had deficits accumulated during the development stage in the approximate amount of $3,366,647, available to offset future taxable income through 2023. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 11 — STOCKHOLDERS’ (DEFICIT)

The Company has 200,000,000 shares of common stock authorized at March 31, 2005. The par value at March 31, 2005 is $0.00004.

At March 31, 2005, the Company has 42,724,056 common shares issued and outstanding.

The following stock transactions occurred in 2005:

Effective January 1, 2005, the Company issued options to purchase 150,000 shares of our common stock to Mal Gurian, in conjunction with his appointment to our board of directors. The options vest over one year in equal quarterly installments. The options are exercisable at $0.22 per share for a period of five years from the date of issuance. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. Mr. Gurian received information concerning our company and had the ability to ask questions about our company.

In March 2005, the Company issued 982,143 restricted shares of our common stock to five accredited investors for $350,000. In addition, we issued 125,000 warrants to these investors at a strike price of $0.48 per share and 71,429 warrants at $0.36. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The securities contain the appropriate legends restricting their transferability absent registration or applicable exemption. The investors received information concerning our company and had the ability to ask questions concerning our company.

Effective March 1, 2005, the Company issued options to purchase 1,000,000 shares of our common stock to David McCartney, in conjunction with his employment agreement with the company. The options are exercisable at $0.38 per share for a period of five years from the date of issuance. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The employee received information concerning our company and had the ability to ask questions concerning our company.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has entered into employment agreements with key members of management and some officers. Most of these employment agreements are for a period of three to five years. As part of the employment agreements, the Company has granted stock options to these individuals that vest over a three to five-year period of time. The Company, in an effort to incentivize its officers, granted additional options and accelerated the vesting schedules. The officers were not compensated during the initial start-up of operations. However, they did exercise stock options in 2003.

A subsidiary, Airbee Wireless (India) Pvt. Ltd., has entered into a three-year lease agreement for office space in Chennai, India. Monthly rent in the US Dollar equivalent is $1,505. The lease runs from April, 2004 to March, 2007.

NOTE 13 — GOING CONCERN

As shown in the accompanying condensed consolidated financial statements, as is typical of companies going through early-stage development of intellectual property, and products and services, the Company incurred net losses for the years ended December 31, 2004 and 2003. The Company is currently in the development stage, and there is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and expand sales. This raises substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s sales efforts. The Company has been successful in recent months in raising capital to fund its operating costs. See Note 14 “Subsequent Events.”

The Company has also been enhancing its business processes to account for the significant development that has occurred in the past year, and believes that with the proper bridge financing and potential permanent financing they anticipate, the viability of the Company remains very positive in excess of one year.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

NOTE 14 — SUBSEQUENT EVENTS

On April 26, 2005, the Company executed a promissory note in the amount of $750,000 in favor of Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed the entire $750,000 to the Company upon the date the note was executed and an additional $250,000 will be disbursed to the Company after the Company’s common stock commences trading on the Over-the-Counter Bulletin Board. The promissory note is secured by shares of stock of an affiliate of the Company. The promissory note has a one-year term and accrues interest at 24% per year. The promissory note matures within a year from the date of execution.

On April 26, 2005 the Company, entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP, dated as of April 20, 2005. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners, LP shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners, LP will pay the Company 97% of the lowest volume weighted average price of the Company’s common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the 5 days immediately following the notice date. The price paid by Cornell Capital Partners, LP for the Company’s stock shall be determined as of the date of each individual request for an advance under the Standby Equity Distribution Agreement. Cornell Capital Partners, LP will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partner’s obligation to purchase shares of the Company’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company’s common stock sold under the Standby Equity Distribution Agreement and is limited to $300,000 per weekly advance.

Cornell Capital Partners, LP received 592,000 shares of the Company’s common stock and warrants to purchase another 200,000 shares of the Company’s common stock exercisable at $1.27 per share as a one-time commitment under the Standby Equity Distribution Agreement.

The Company issued to Monitor Capital, Inc. 8,000 shares of the Company’s common stock as a placement agent fee under a placement agent agreement relating to the Standby Equity Distribution Agreement.

On May 2, 2005, the Company entered into an agreement and plan of merger by and among Identity, Inc., a Delaware corporation and Daniel R. Nelson, the Company and Airbee Automotive Group, Inc., a wholly-owned subsidiary of the Company, whereby the Company’s wholly-owned subsidiary merged with and into Identity, Inc. Pursuant to the Merger Agreement, the surviving entity became a wholly-owned subsidiary of the Company and the Company issued 7,692,808 shares of its restricted common stock (the “Purchase Price”) to Daniel R. Nelson, the sole shareholder of Identity, Inc. The shares issued to Mr. Nelson are valued at $5,000,000 (the “Merger Consideration”), which is based upon the 30-day average closing price of the Company’s common stock through April 25, 2005. Fifty percent of the Purchase Price is immediately issuable to Mr. Nelson. The remaining shares are subject to an Escrow Agreement dated May 2, 2005 (the “Escrow Agreement”), under which such shares shall only be released to Mr. Nelson upon the completion by Identity, Inc. of audited financial statements for the period commencing August 1, 2003 through March 31, 2005 and acceptance by the Company (in its sole discretion) and filed with the Securities and Exchange Commission no later than May 31, 2005.

Identity is based in Rancho Cordova, California and uses advance short-range wireless technology to provide total immobilization of a vehicle’s ignition system to prevent theft. Its current nationwide customer base includes dealerships representing General Motors, Ford, Daimler-Chrysler, Dodge, Toyota, Lexus, Nissan, Honda, Acura, Suzuki, Hyundai and Kia.

NOTE 15 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company had amended its previously issued consolidated financial statements for the year ended December 31, 2003 and the period August 9, 2002 (inception) through December 31, 2002 on its report dated May 20, 2004. The Company had amended these consolidated financial statements to recognize an additional $381,513 and $48,168 in compensation and interest expense for the year ended December 31, 2003 and the period August 9, 2002 (inception) through December 31, 2002. In addition, certain issuances of common stock have been restated due to valuation adjustments, the recording of unearned compensation due to the issuance of options below the fair market value (including amortization of unearned compensation of $13,748 in 2003 and 2002, respectively) and 2002 common share information has been restated to retroactively account for the stock split that occurred in September 2003. These transactions resulted in an increase in net loss applicable to common shares of $380,554 and $32,189 for the year ended December 31, 2003 and the period August 9, 2002 (inception) through December 31, 2002 to a net loss of $1,360,577 and $317,046 as restated, and an increase in the deficits accumulated during the development stage to $1,677,623 and $317,046, respectively. The December 31, 2004 financial statements have been restated for the amortization of unearned compensation for the year ended December 31, 2004 by $13,748 and this has increased the loss for the year then ended to $1,136,743 as restated, and the accumulated deficit during the development stage to $2,814,366.

In addition, the Company has restated its previously issued condensed consolidated financial statements for the three month period ended March 31, 2005 and 2004 for amortization of unearned compensation of $3,747 and the reclassification of various selling, general and administrative expenses, and compensation to research and development expenses. The effect of these changes resulted in an increase of the loss for the three month period ended March 31, 2005 and 2004 of $3,747 to a net loss of $552,281 and $163,441, respectively, and an increase in the deficit accumulated during the development stage to $3,366,647.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Airbee Wireless, Inc.
Rockville, MD 20850

We have audited the accompanying consolidated balance sheets of Airbee Wireless, Inc., a development stage company (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), accumulated comprehensive income and cash flows for the years then ended and the period of inception, August 9, 2002 (inception) through December 31, 2004, with cumulative totals since the Company’s inception, for the statements of operations, changes in stockholders’ equity (deficit), accumulated comprehensive income and cash flows. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management’s operating and financing plans in regards to these matters are also discussed in Note 13. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Airbee Wireless, Inc., a development stage company as of December 31, 2004 and 2003, and the results of its operations, and cash flows for the years then ended, and the cumulative totals since the Company’s inception, in conformity with accounting principles generally accepted in the United States of America.

As noted in Note 14, the Company had amended its previously issued consolidated financial statements for the year ended December 31, 2003 and period ended August 9, 2002 (inception) through December 31, 2002 on its report dated May 20, 2004, as well as the previously issued consolidated financial statements for the year ended December 31, 2004.

The Company had amended these consolidated financial statements to recognize an additional $381,513 and $48,168 in compensation and interest expense for the year ended December 31, 2003 and period August 9, 2002 (inception) through December 31, 2002. In addition, certain issuances of common stock have been restated due to valuation adjustments, the recording of unearned compensation due to the issuance of options below the fair market value (including amortization of unearned compensation of $13,748 in 2003 and 2002, respectively) and 2002 common share information has been restated to retroactively account for the stock split that occurred in September 2003. These transactions resulted in an increase in net loss applicable to common shares of $380,554 and $32,189 for the year ended December 31, 2003 and period August 9, 2002 (inception) through December 31, 2002 to a net loss of $1,360,577 and $317,046 as restated, and an increase in the deficits accumulated during the development stage to $1,677,623 and $317,046, respectively The December 31, 2004 financial statements have been restated for the amortization of unearned compensation for the year ended December 31, 2004 by $13,748 and this has increased the loss for the year then ended to $1,136,743 as restated, and the accumulated deficit during the development stage to $2,814,366.

/s/ BAGELL, JOSEPHS & COMPANY, L.L.C.
BAGELL, JOSEPHS & COMPANY, L.L.C.
Gibbsboro, New Jersey
March 20, 2005, except for Note 14 dated June 1, 2005

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$87,362	$23,488
Prepaid expenses and other current assets	25,559	9,553

Total Current Assets	112,921	33,041

Fixed assets, net of depreciation	51,362	8,215

Intangible assets	165,975	164,727
Other assets	1,605	1,545

	167,580	166,272

TOTAL ASSETS	$331,863	$207,528

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Notes payable — related party	$1,056,611	$625,422
Notes payable — other	50,000	50,000
Liability for stock to be issued	76,000	—
Accounts payable and accrued expenses	389,791	256,888

Total Current Liabilities	1,572,402	932,310

Long-term Liabilities:
Due officers	40,927	39,076

Total Long-term Liabilities	40,927	39,076

Total Liabilities	1,613,329	971,386

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.00004 Par Value; 200,000,000 shares authorized 41,216,913 and 36,078,979 shares issued and outstanding at December 31, 2004 and 2003, respectively	1,648	1,443
Additional paid-in capital	1,623,852	1,013,518
Unearned compensation	(41,241)	(54,989)
Accumulated comprehensive income	730	5,882
Deficit accumulated during the development stage	(2,814,366)	(1,677,623)

	(1,229,377)	(711,769)
Less: Treasury stock, 704,362 shares at cost	(52,089)	(52,089)

Total Stockholders’ Equity (Deficit)	(1,281,466)	(763,858)

TOTAL LIABILITIES ANDS STOCKHOLDERS’ EQUITY (DEFICIT)	$331,863	$207,528

The accompanying notes are an integral part of these consolidated financial statements

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Cumulative Totals
			August 9, to
			December 31,
	2004	2003	2004
OPERATING REVENUES
Sales	$—	$5,081	$10,108

COST OF SALES	—	5,520	11,040

GROSS PROFIT (LOSS)	—	(439)	(932)

OPERATING EXPENSES
Compensation and professional fees	505,776	589,828	1,142,062
Research and development	502,853	643,329	1,284,556
Selling, general and administrative expenses	129,655	38,500	168,279
Impairment	—	—	127,974
Depreciation and amortization	4,188	2,226	8,346

Total Operating Expenses	1,142,472	1,273,883	2,731,217

LOSS BEFORE OTHER (EXPENSE)	(1,142,472)	(1,274,322)	(2,732,149)

OTHER INCOME (EXPENSE)
Other income	70,000	—	70,000
Interest expense	(64,271)	(86,255)	(152,217)

Total Other Income (Expense)	5,729	(86,255)	(82,217)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,136,743)	(1,360,577)	(2,814,366)
Provision for Income Taxes	—	—	—

NET LOSS APPLICABLE TO COMMON SHARES	$(1,136,743)	$(1,360,577)	$(2,814,366)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.029)	$(0.048)	—

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	38,578,861	28,391,865	—

The accompanying notes are an integral part of these consolidated financial statements

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD AUGUST 9, 2002 (INCEPTION) THROUGH DECEMBER 31, 2004

						Deficit
						Accumulated
				Accumulated		During the
	Common Stock		Additional	Comprehensive	Unearned	Development	Treasury
Description	Shares	Amount	Paid - In Capital	Income (Loss)	Compensation	Stage	Stock	Total
Balance, August 9, 2002	—	$—	$—	$—	$—	$—	$—	$—
Issuance of initial founders’ shares	21,625,000	865	—	—	—	—	—	865
Shares issued for acquisition of Connexus Technologies	4,156,405	166	99,834	—	—	—	—	100,000
Issuance of founders’ shares to chief operating officer	1,359,550	55	—	—	—	—	—	55
Issuance of common stock for cash	50,000	2	9,998	—	—	—	—	10,000
Options issued below fair market value	—	—	82,485	—	(82,485)	—	—	—
Prior period adjustment, Note 14	—	—	—	—	13,748	(32,189)	—	(18,441)
Net loss for the period, as originally stated	—	—	—	—	—	(284,857)	—	(284,857)

Balance, December 31, 2002, as restated	27,190,955	1,088	192,317	—	(68,737)	(317,046)	—	(192,378)

Issuance of common stock in private placement	1,000,000	40	87,960	—		—	—	88,000
Issuance of common stock in conversion of note payable	56,668	2	11,831	—		—	—	11,833
Issuance of founders’ shares to chief financial officer	125,000	5	—	—		—	—	5
Shares issued for services	3,617,854	144	411,568	—		—	—	411,712
Shares issued for cash	166,960	7	18,993	—		—	—	19,000
Shares of common stock issued in exercise of options	4,465,450	179	80,048	—		—	(80,227)	—
Contribution of capital by officer	—	—	17,517	—		—	—	17,517
Options issued below fair market value	—	—	221,400	—			—	221,400
Prior period adjustment, Note 14	(543,908)	(22)	(28,116)	—	13,748	(380,554)	28,138	(366,806)
Net loss for the year, as originally stated	—	—	—	5,882		(980,023)	—	(974,141)

Balance, December 31, 2003, as restated	36,078,979	1,443	1,013,518	5,882	(54,989)	(1,677,623)	(52,089)	(763,858)

Issuance of common stock for cash	5,030,490	201	581,838	—		—	—	582,039
Shares issued for services	107,444	4	28,496	—		—	—	28,500
Prior period adjustment, Note 14	—	—	—	—	13,748	(13,748)	—	—
Net loss for the year, as originally stated	—	—	—	(5,152)		(1,122,995)	—	(1,128,147)

Balance, December 31, 2004, as restated	41,216,913	$1,648	$1,623,852	$730	$(41,241)	$(2,814,366)	$(52,089)	$(1,281,466)

The accompanying notes are an integral part of these consolidated financial statements

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF ACCUMULATED COMPREHENSIVE
INCOME FOR THE PERIOD AUGUST 9, 2002 (INCEPTION) THROUGH
DECEMBER 31, 2004

Balance, August 9, 2002	$—

Gain on foreign currency translation	—

Balance, December 31, 2002	—

Gain on foreign currency translation	5,882

Balance, December 31, 2003	5,882

Loss on foreign currency translation	(5,152)

Balance, December 31, 2004	$730

The accompanying notes are an integral part of these consolidated financial statements

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE YEAR ENDED DECEMBER 31, 2004 AND 2003

(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Cumulative
			Totals
			August 9,
			2002 to
			December 31,
	2004	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,136,743)	$(1,360,577)	$(2,814,366)
Adjustments to reconcile net loss to net cash used in operating activities

Depreciation	4,188	2,226	8,346
Amortization of unearned compensation	13,748	13,748	41,244
Common stock issued for services and compensation	28,500	633,117	661,612
Interest expense converted to note payable — other	50,000	50,000	100,000
Services for stock to be issued	76,000	—	76,000
Impairment of goodwill	—	—	127,974

(Loss) gain on foreign currency translations	(5,152)	5,882	730
Changes in assets and liabilities
Decrease in accounts receivable	—	9,861	19,373
(Increase) decrease in prepaid expenses and other assets	(16,006)	(7,946)	(23,952)
Net change in net assets in acquisition of Connexus	—	—	(22,865)
(Increase) in other assets	(60)	—	(60)
Increase in accounts payable and accrued expenses	82,903	163,726	255,284

Total adjustments	234,121	870,614	1,243,686

Net cash (used in) operating activities	(902,622)	(489,963)	(1,570,680)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of intangible assets	(1,248)	(139,727)	(165,975)
Acquisitions of fixed assets	(47,335)	(2,713)	(50,048)

Net cash (used in) investing activities	(48,583)	(142,440)	(216,023)

The accompanying notes are an integral part of these consolidated financial statements

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOW (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Cumulative
			Totals
			August 9,
			2002 to
			December 31,
	2004	2003	2004
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from common stock issuances	$582,039	$124,488	$716,527
Services rendered converted to notes payable – related party	431,189	476,234	1,056,611
Proceeds from notes payable — other	—	—	60,000
Amounts due to officers, net	1,851	39,076	40,927

Net cash provided by financing activities	1,015,079	639,798	1,874,065

NET INCREASE IN CASH AND CASH EQUIVALENTS	63,874	7,395	87,362

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	23,488	16,093	—

CASH AND CASH EQUIVALENTS — END OF PERIOD	$87,362	$23,488	$87,362

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR FOR:
Interest expense	$—	$—	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Exercise of cashless stock options	$—	$52,089	$52,089

Common stock issued for services and compensation	$28,500	$633,112	$661,612

Interest expense converted to note payable — other	$50,000	$50,000	$100,000

Services rendered converted to notes payable — demand	$431,189	$476,234	$1,056,611

Services for stock to be issued	$76,000	$—	$76,000

Conversion of notes payable and accrued interest to common stock	$—	$11,833	$11,833

Impairment of goodwill	$—	$—	$127,974

Unearned compensation on cashless options	$—	$—	82,485

The accompanying notes are an integral part of these consolidated financial statements

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Airbee Wireless, Inc. (the “Company”), was incorporated in Delaware in 2002 to develop and supply cutting edge intelligent software that is generally embedded into microprocessors, thereby allowing chip manufacturers, original equipment manufacturers (OEM’s) and integrators of various products to create advanced wireless communications systems.

Focusing on its core competencies in the design and engineering of advanced, embedded short-range wireless data, voice and video communications software, the Company believes that it is positioned to play a pivotal role in the convergence of various wireless communications applications through software embedded on silicon. The Company focuses on developing advanced technological solutions tailored to enable customer requirements for specific end-user applications, providing the unwired features people want at work and at home.

In March 2004, Airbee became a member of The ZigBee Alliance which has defined a global standard for reliable, cost-effective, low-power, low data rate, wireless applications. With over 130 international member companies, the ZigBee standard, based on the IEEE 802.15.4 standard is emerging as a dominant wireless standard for a host of industrial controls, telemetry, and in-building and home automation networking needs.

Airbee’s portfolio of products is generally connected over the rapidly emerging Wireless Personal Area Network (WPAN) or the Wireless Local Area Network (WLAN) technology space. Critical to the success of new products in these areas is the ability to interoperate or “talk to each other” based on industry-adopted standards. Airbee’s products are designed and engineered to be compliant with ZigBee/802.15.4 WPAN standards (approved by IEEE on 8/7/03). Airbee’s patent-pending software technology, in conjunction with an Airbee enabled wireless network, allows a computer to work with a printer or a PDA and/or headset accessory to work with a mobile phone. Airbee leverages the widespread market awareness created by Bluetooth, but offers similar products at less than half the cost, three times the operating range and better reliability per the ZigBee specifications.

As stated in Note 14, the Company had amended its previously issued consolidated financial statements for the year ended December 31, 2003 and period ended August 9, 2002 (inception) through December 31, 2002 on its report dated May 20, 2004, as well as the previously issued consolidated financial statements for the year ended December 31, 2004.

The Company had amended these consolidated financial statements to recognize additional compensation and interest expense for the year ended December 31, 2003 and period August 9, 2002 (inception) through December 31, 2002. Additionally, certain issuances of common stock have been restated due to valuation adjustments, the recording of unearned compensation due to the issuance of options below the fair market value (including amortization of unearned compensation of $13,748 in 2004 and 2003, respectively), and 2002 common share information has been restated to retroactively account for the stock split that occurred in September 2003. These transactions resulted in an increase in net loss applicable to common shares of $380,554 and $32,189 for the year ended December 31, 2003 and period August 9, 2002 (inception) through December 31, 2002 to a net loss of $1,360,577 and $317,046 as restated, and an increase in the deficits accumulated during the development stage to $1,677,623 and $317,046, respectively. The December 31, 2004 financial statements have been restated for the amortization of unearned compensation for the year ended December 31, 2004 by $13,748 and this has increased the loss for the year then ended to $1,136,743 as restated, and the accumulated deficit during the development stage to $2,814,366.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company has devoted

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

substantially all of its efforts to business planning, patent applications, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. With the release of the ZigBee/IEEE 802.15.4 standard on December 14, 2004, the Company is anticipating that sales will be generated in fiscal 2005, at which time it will emerge from the development stage.

Principles of Consolidation

The consolidated financial statements include the accounts of Airbee Wireless, Inc. and its wholly-owned subsidiaries Airbee Wireless (Pte.) Ltd., located in Singapore and Airbee Wireless (India) Pvt. Ltd., located in India for the years ended December 31, 2004 and 2003. All significant inter-company accounts and transactions have been eliminated in consolidation. Accounts denominated in non-US currencies have been re-measured using the US Dollar as the functional currency.

Use of Estimates

Preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions in the United States of America, Singapore and India. The financial institution in the United States of America is insured by the Federal Deposit Insurance Corporation up to $100,000.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; two to four years for machinery and equipment and four to forty years for buildings. Reviews are regularly performed to determine whether facts and circumstances exist that indicate carrying amount of assets may not be recoverable or the useful life is shorter than originally estimated. The Company assesses the recoverability of its fixed assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

Identified Intangible Assets

Intellectual property assets represent technology and are amortized over the periods of benefit, ranging from two to ten years, generally on a straight-line basis.

Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

Segment Reporting

The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. As of December 31, 2004 and 2003, there were no operating segments.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities,” the Company expensed all costs incurred in connection with the start-up and organization of the Company.

Revenue and Cost Recognition

The Company recognizes revenues from four primary sources: (1) time-based product license fees, (2) time-based license royalties, (3) product revenues for software development tools and kits, and (4) service revenues.

Licensing revenues (e.g., Airbee-ZNS, Airbee-ZMAC, and Airbee-ZNMS) consist of revenues from the licensing under the enterprise licensing model, of Airbee platforms, which include a combination of product and services, and items such as development tools, an operating system, various protocols and interfaces and maintenance and support services such as installation and training, which are licensed over a limited period of time, typically 12-36 months. Service revenues are derived from fees for professional services, which include design and development fees, software maintenance contracts, and customer training and consulting.

The Company accounts for the time-based licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, “Software Revenue Recognition.” The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period.

Revenue attributable to undelivered elements, including technical support, is based on the sales price of those elements, and is recognized ratably on a straight-line basis over the term of the time-based license. Post-contract customer support revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

Time-based product licensing fees are collected in advance. Revenues from licenses are recognized on a prorated-basis over the life of the license. Airbee’s customary practice is to have non-cancelable time-based licenses and a customer purchase order prior to recognizing revenue.

Enterprise license model arrangements require the delivery of unspecified future updates and upgrades within the same product family during the time-based license. Accordingly, Airbee will recognize fees from its enterprise license model agreements ratably over the term of the license agreement.

Time-based royalties are charged on a unit basis. Royalties are not fixed dollar amounts, but are instead a percentage of the customer’s finished product and the percentage varies on a tiered basis with the number of units shipped by customer.

Revenue attributed to undelivered elements is based on the sales price rather than on the renewal rate for the following reasons:

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

Because of (i) the newness of the ZigBee standard for this short-range wireless technology, (ii) the newness of the Company’s product introductions into the marketplace for a range of applications being developed by its customers, and (iii) the lack of historical data for potentially defective software, which may be a function of the application into which it is installed, a reasonable reserve for returns cannot yet be established. In accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists,” in the absence of historical data, the Company is unable to make a reasonable and reliable estimate of product returns at this time.

The Company expects to enter into maintenance contracts with its customers. Maintenance fees are not a fixed dollar amount, but rather a percentage fee based upon the value of the license and/or royalties billed/received. Maintenance contracts are paid for and collected at the beginning of the contract period. If the Company provides bug fixes (under warranty obligations) free-of-charge that are necessary to maintain compliance with published specifications, it accounts for the estimated costs to provide bug fixes in accordance with SFAS No. 5 “Accounting for Contingencies.”

Revenue from products licensed to original equipment manufacturers (OEM’s) is based on the time-based licensing agreement with an OEM and recognized when the OEM ships licensed products to its customers.

The Company assesses probability of collection based on a number of factors, including its past transaction history with the customer and the creditworthiness of the customer. New customers are subject to a credit review process that evaluates the customers’ financial position and ultimately its ability to pay according to the original terms of the arrangement. Based on this review process, if it is determined from the outset of an arrangement that collection of the resulting receivable is not probable, revenue is then recognized on a cash-collected basis.

Cost of revenue includes direct costs to produce and distribute products and direct costs to provide product support and training.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs are expensed as incurred.

Income Taxes

Income tax benefit is computed on the pretax loss based on current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and its financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the years ended December 31, 2004 and 2003, respectively.

Advertising

The Company’s policy is to expense the costs of advertising and marketing as they are incurred. The Company had no such cost for 2004 and 2003.

Earnings (Loss) Per Share of Common Stock

Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share at December 31, 2004 and 2003 when the Company reported a loss because to do so would be anti-dilutive for periods presented. The Company has incurred losses since inception as a result of funding its research and development, including the development of its intellectual property portfolio which is key to its core products.

All shares shown give rise to the retroactive treatment of the 2.5:1 stock split that occurred in September 2003.

The following is a reconciliation of the computation for basic and diluted EPS:

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

	December 31,	December 31,
	2004	2003
Net Loss	($1,136,743)	($1,360,577)

Weighted-average common shares outstanding (Basic)	38,578,861	28,391,865

Weighted-average common stock equivalents:
Stock options	—	—
Warrants	—	—

Weighted-average common shares outstanding (Diluted)	38,578,861	28,391,865

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

Stock-Based Compensation

Employee stock awards under the Company’s compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and the Company adopted the enhanced disclosure provisions of SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure,” an amendment of SFAS No. 123.

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. Amortization expense for the years ended December 31, 2004 and 2003 were $13,748 and $13,748, respectively.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Product Warranty

The Company’s product warranty accrual includes specific accruals for known product issues and an accrual for an estimate of incurred but unidentified product issues based on historical activity. Due to effective product testing and the short time between product shipment and the detection and correction of product failures, the warranty accrual based on historical activity and the related expense were not significant as of and for the years ended December 31, 2004 and 2003, respectively.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

Goodwill and Intangible Assets

The Company follows Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” All goodwill associated with the acquisition of Connexus Technologies (Pte.) Ltd. was impaired in 2002 ($127,974), due to the company being acquired mainly for its development and anticipated future development which management has determined to have no material fair value as of the balance sheet dates.

The identifiable intangible assets presented on the consolidated balance sheets represent the intellectual property that was capitalized post- technological feasibility. Management will continue to monitor and assess any impairment charges against those assets in accordance with the provisions of SFAS 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Currency Risk and Foreign Currency Translation

The Company transacts business in currencies other than the U.S. Dollar, primarily the Singapore Dollar and the Indian Rupee. All currency transactions occur in the spot foreign exchange market and the Company does not use currency forward contracts, currency options, currency borrowings interest rate swaps or any other derivative hedging strategy at this point in time.

The Company has determined that based on the cash flow, sales price, sales market, expense, financing, and inter-company transactions and arrangements indicators set forth in FASB 52, Foreign Currency Translation, that the functional currency of the Company is that of the parent company and is US Dollars. The Company has reported its gain on foreign currency in its consolidated statements of accumulated other comprehensive income due to the fact that these translation adjustments result from the translation of all assets and liabilities at the current rate, while the stockholder equity accounts were translated by using historical and weighted-average rates.

Recent Accounting Pronouncements

In September 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the pooling of interests method of accounting for business combinations are no longer allowed, and goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company adopted these new standards effective August 9, 2002.

On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB’s new rules on asset impairment supersede SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and portions of Accounting Principles Board Opinion 30, “Reporting the Results of Operations.” This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required.

In June 2003, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with provisions of SFAS No. 146. The adoption of SFAS No. 146 did not impact on the Company’s results of operations or financial position.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123” (“SFAS 148”). SFAS 148 amends FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting”, to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to account for stock-based employee compensation using the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” but has adopted the enhanced disclosure requirements of SFAS 148.

In April 2003, the FASB issued SFAS Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement did not have a significant impact on the Company’s results of operations or financial position.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The recognition requirements are effective for guarantees issued or modified after December 31, 2002 for initial recognition and initial measurement provisions. The adoption of FIN 45 did not have a significant impact on the Company’s results of operations or financial position.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not impact on the Company’ results of operations or financial position.

NOTE 3 — CONCENTRATION OF CREDIT RISK

The Company’s trade receivables are derived from sales to original equipment manufacturers and manufacturers of microprocessors. The Company endeavors to keep pace with the evolving computer and communications industries, and has adopted credit policies and standards intended to accommodate industry growth and inherent risk. Management believes that credit risks are moderated by the diversity of the Company’s end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral as deemed necessary.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 4 — FIXED ASSETS

Fixed assets consist of the following at December 31, 2004 and 2003:

	2004	2003
Computer and office equipment	$59,708	$12,373
Less: accumulated depreciation	(8,346)	(4,158)

Net book value	$51,362	$8,215

Depreciation expense for the years ended December 31, 2004 and 2003 was $4,188 and $2,226, respectively.

NOTE 5 — NOTE PAYABLE

The Company entered into a note payable, principal amount of $50,000 payable August 31, 2005. The Company entered into this note in connection with the 2002 acquisition of Connexus Technologies (Pte.) Ltd. The note was non-interest bearing if it was paid prior to August 31, 2003. If the note is paid between September 1, 2003 and August 31, 2004 the total payment due is $100,000, and between September 1, 2004 through August 31, 2005, total payment due is $150,000. The Company, at December 31, 2004 and 2003, has reflected the value of the note payable, which includes interest at $150,000 and $100,000, respectively. The accrued interest is included in accounts payable and accrued expenses.

The Company entered into a note payable for $10,000 with an unrelated third party in November 2002, at an interest rate of 10.0% annually. The note accrued interest through August 2003, at which time principal, accrued interest and fees were converted into 22,667 shares of common stock.

NOTE 6 — PROMISSORY NOTES – RELATED PARTY

The Company entered into promissory notes with some of its officers (see Note 9) who have amounts outstanding with the Company. These amounts accrue interest at rates between 6.0% and 9.5% annually. As of December 31, 2004 and 2003, the Company has $1,038,040 and $625,422 outstanding under these notes, including $84,918 and $36,255 in accrued interest. The notes are short-term notes and are therefore reflected as current liabilities on the consolidated balance sheets. The notes relate to services rendered to the Company.

NOTE 7 — INTELLECTUAL PROPERTY

Costs incurred in creating products are charged to expense when incurred as research and development until technological feasibility is established upon completion of a working model. Thereafter, all software production costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

In accordance with SFAS No. 2, “Accounting for Research and Development Costs”, SFAS No. 68, “Research and Development Arrangements”, and SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, technological feasibility for the Airbee UltraLite™ was established on November 20, 2002 with completion of the detailed program design. Several working models were delivered at various points through July of 2003.

Since, the Company had no sales, other than the execution of an inherited software contract for a previous Connexus Technologies (Pte.) Ltd. customer that had nothing to do with their current products, amortization of their its software being developed at that time for other purposes is not required. Additionally, the intangible assets pertain to the Company’s intellectual property, more specifically software code for both IEEE 802.15.4 and the ZigBee standard version 1.0. This

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

software serves as the core code (i.e., one of the key building blocks) for current and future products that must comply with both of these international standards. Hence, core software based upon the global standards of IEEE and ZigBee to enable the rest of our software to function has an undefined, but not necessarily infinite, useful life. The status of that intellectual property is reviewed annually for impairment, or more frequently if events and circumstances indicate that the asset may be impaired. The Company believes that at this point in time, impairment is impractical because (a) the IEEE 802.15 global standard was only finalized in October 2003; (b) the ZigBee global standard was only finalized on December 14, 2004; and (c) the Company’s software written in conformity with both global standards is vital to making the rest of its software function and therefore be in compliance with these global standards. Therefore, at this point in time, tests for impairment of the intangible assets being intellectual property indicate no amortization is required.

NOTE 8 — ACQUISITIONS

The Company’s acquisition of Connexus Technologies (Pte.) Ltd. has been accounted for using the purchase method of accounting. The Company acquired 100% of the common stock of Connexus for 4,156,405 shares of common stock valued at $100,000, and assumed a promissory note which at the time of acquisition (as of October 1, 2002) was valued at $50,000, subsequently with accrued interest is valued at $150,000 as of December 31, 2004. Connexus had a net book value of $22,026 (US dollar equivalent) resulting in $127,974 in goodwill, which management determined to be impaired based on the fact that the purchase price was determined based on what Connexus had been developing. The primary reason that the Company acquired Connexus was the working model and software code that it had been developing fits nicely into the current business model and software code of the Company. The Company did not pay any cash for Connexus and there are no contingent payments, options, or commitments specified in the purchase agreement.

The book value of $22,026 of Connexus at the time of acquisition consisted of:

Current assets	$42,638
Fixed assets	18,190
Accounts payable and other accrued expenses	(38,802)

Total	$22,026

NOTE 9 — RELATED PARTY TRANSACTIONS

As discussed in Note 6, the Company has short-term promissory notes with some of its officers for services rendered to the Company. Interest is accrued at rates between 6.0% and 9.5% annually on these notes. As of December 31, 2004 and 2003, the Company has $1,038,040 and $625,422 outstanding under these notes, including $84,918 and $36,255 in accrued interest.

NOTE 10 — PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

December 31, 2004, deferred tax assets consist of the following:

Deferred tax asset	$844,310
Less: valuation allowance	(844,310)

$-0-

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

At December 31, 2004, the Company had deficits accumulated during the development stage in the approximate amount of $(2,814,366), available to offset future taxable income through 2023. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 11 — STOCKHOLDERS’ (DEFICIT)

The Company has 200,000,000 shares of common stock authorized at December 31, 2004 and 2003, respectively. The par value at December 31, 2004 and 2003 is $0.00004.

At December 31, 2004 and 2003, the Company has 41,216,913 and 36,078,979 common shares issued and outstanding.

The following stock transactions occurred in 2002:

The Company issued 21,625,000 to one of its founders for $865 (par).

In the acquisition of Connexus Technologies (Pte.) Ltd., the Company issued 4,156,405 shares of stock in exchange for Connexus’ stock.

The Company issued 1,359,550 shares to its chief operating officer as founders’ shares for running the Company. These shares were issued for $55 (par).

The Company issued 50,000 shares of stock for $10,000 cash at a value of $0.20 per share.

The following stock transactions occurred in 2003:

The Company raised $88,000 from a board member in two tranches of $44,000 each for a total of $88,000. The Company issued a total of 1,000,000 shares of stock for these amounts at a value of $0.088 per share.

The Company converted a note payable of $10,000 plus accrued interest and fees from an unrelated third party to 56,668 shares of stock valued at $0.20 per share.

The Company issued 125,000 shares of stock to its chief financial officer as founders’ shares. These shares were issued for $5 (par).

On September 30, 2003, the Company’s board of directors approved a 2.5:1 forward stock split. It split the then issued and outstanding 11,349,049 shares into 28,372,622 shares. With the stock split, the par value of the Company’s stock went from $0.0001 to $0.00004.

The Company issued 3,784,814 shares of stock valued at $0.1138 per share for cash (166,960 for $19,000) and services (3,617,854 for $411,712) for a total value of $430,712.

The Company issued 3,921,542 shares of stock from the exercise of stock options from its officers. This was a cashless exchange. In this exchange 704,362 shares were returned to the Company and are included in its treasury and reflected as treasury stock on the consolidated balance sheets.

The Company’s officers also contributed $17,517 as capital reflected as additional paid-in capital. No stock was issued in these exchanges.

The following stock transactions occurred in 2004:

The Company issued 4,999,240 shares of stock valued at $0.1138 per share for cash in the amount of $568,914; 31,250 shares for $13,125 in cash and 107,444 shares for services valued at $28,500. In addition, the Company authorized the issuance of 400,000 shares for services in December 2004, however, the shares were not issued as of December 31, 2004 and are reflected as a liability for stock to be issued. The shares were valued at $76,000.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

Stock Option Plan and Warrants

In August 2002, the Company’s Board of Directors established the Airbee Wireless, Inc. 2002 Stock Option Plan. The Board authorized up to 75,000,000 common shares to be authorized and issued to officers, directors and employees.

The Company granted options totaling 21,375,000 shares of which 4,625,904 options were exercised as cashless options resulting in 3,921,542 shares of stock. In the cashless exchange, 704,362 shares of stock were recorded as treasury stock. All of these options were granted to officers and key members of the management team of the Company.

Under the Black-Scholes option pricing model, the total value of the stock options granted in 2003 and 2004 is reflected for pro forma presentation due to the Company following APB 25 for the expensing of its stock options. SFAS No. 123, “Accounting for Stock-Based Compensation”, encourages adoption of a fair-value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic-value method for options granted to employees and disclose pro forma net loss.

The following tables summarize the activity of the Company’s stock option plan:

	Year Ended
	December 31, 2004
		Weighted-
	Number of	average
	Options	exercise price
Outstanding – beginning of period	16,749,096	$0.01004
Granted below fair value	0	0
Granted at fair value	30,000,000	0.22
Converted	0	(0.000)

Outstanding – end of period	46,749,096	$0.1205

Exercisable at end of period:	24,187,500	$0.01004

	Year Ended
	December 31, 2003
		Weighted-
	Number of	average
	Options	exercise price
Outstanding – beginning of period	18,375,000	$0.00004
Granted below fair value	3,000,000	0.04

Granted at fair value	0	0
Cancelled	4,625,904	(0.043)

Outstanding – end of period	16,749,096	$0.01004

Exercisable at end of period:	3,662,500	$0.01004

For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model, which approximates fair value, with the following weighted-average assumptions used for stock options granted in 2004 and 2003; no annual dividends, volatility of 100%, risk-free interest rate of 5.50%, and expected life of 4 to 6 years.

The stock options vest over a period of 4 to 6 years upon the granting pursuant to the employees respective employment agreements. The Company anticipates that the remaining options available are anticipated to be held until they are fully

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

vested. For 2004 and 2003, the average years remaining on the options was 4.5 years and 3.5 years, respectively. These represent the weighted average contractual life of the options. If compensation expense for the Company’s stock-based compensation plans had been determined consistent with SFAS 123, the Company’s net income and net income per share including pro forma results would have been the amounts indicated below:

	Year Ended December 31,
	2004	2003
Net loss:
As reported	($1,136,743)	($1,360,577)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3,704,277)	0

Pro forma	($4,841,020)	($1,360,577)

Net loss per share:
As reported:
Basic	($0.03)	($0.04)
Diluted	($0.03)	($0.04)

Pro forma:
Basic	($0.12)	($0.05)
Diluted	($0.12)	($0.05)

The Company issued 18,750 and 1,750,000 warrants as of December 31, 2004 and 2003. These warrants were issued in connection with the equity financing the Company entered into in April and August 2003. None of the warrants have been exercised as of December 31, 2003.

The Company also issued 50,000 warrants in connection with a note payable to a non-related third party in October 2002.

The fair value of these warrants was estimated using the Black-Scholes pricing model with the following assumptions: interest rate 5.5%, dividend yield 0%, volatility 100% and expected life of four years.

The Company has the following warrants exercisable for the purchase of its common stock. All warrants and prices are reflected retroactive to the stock split:

		Year Ended December 31,
Exercise Price	Expiration Date	2004	2003
$0.20	October 18, 2005	50,000	50,000
0.012	August 22, 2006	500,000	500,000
0.012	April 22, 2006	1,250,000	1,250,000
1.00	August 31, 2007	6,250	—
1.75	August 31, 2007	6,250	—
2.75	August 31, 2007	6,250	—

		1,818,750	1,800,000

In addition, all of these warrants are outstanding as of December 31, 2004, and no warrants to date have been exercised.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has entered into employment agreements with key members of management and some officers. Most of these employment agreements are for a period of three to five years. As part of the employment agreements, the Company has granted stock options to these individuals that vest over a three to five-year period of time. The Company, in an effort to incentivize its officers, granted additional options and accelerated the vesting schedules. The officers were not compensated during the initial start-up of operations. However, they did exercise stock options in 2003.

A subsidiary, Airbee Wireless (India) Pvt. Ltd., has entered into a three-year lease agreement for office space in Chennai, India. Monthly rent in the US Dollar equivalent is $1,505. The lease runs from April, 2004 to March, 2007.

NOTE 13 - GOING CONCERN

As shown in the accompanying consolidated financial statements, as is typical of companies going through early-stage development of intellectual property, and products and services, the Company incurred net losses for the years ended December 31, 2004 and 2003. The Company is currently in the development stage, and there is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and expand sales. This raises substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s sales efforts. The Company has been successful in recent months in raising capital to fund its operating costs and is in the due diligence phase with respect to a convertible debenture agreement that will yield the Company some working capital equity to fund operations in the near term.

The Company has also been enhancing its business processes to account for the significant development that has occurred in the past year, and believes that with the proper bridge financing and potential permanent financing they anticipate, the viability of the Company remains very positive in excess of one year.

The consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

NOTE 14- RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company had amended its previously issued consolidated financial statements for the year ended December 31, 2003 and period August 9, 2002 (inception) through December 31, 2002 on its report dated May 20, 2004. The Company had amended these consolidated financial statements to recognize an additional $381,513 and $48,168 in compensation and interest expense for the year ended December 31, 2003 and period August 9, 2002 (inception) through December 31, 2002. In addition, certain issuances of common stock have been restated due to valuation adjustments, the recording of unearned compensation due to the issuance of options below the fair market value (including amortization of unearned compensation of $13,748 in 2003 and 2002, respectively) and 2002 common share information has been restated to retroactively account for the stock split that occurred in September 2003. These transactions resulted in an increase in net loss applicable to common shares of $380,554 and $32,189 for the year ended December 31, 2003 and period August 9, 2002 (inception) through December 31, 2002 to a net loss of $1,360,577 and $317,046 as restated, and an increase in the deficits accumulated during the development stage to $1,677,623 and $317,046, respectively. The December 31, 2004 financial statements have been restated for the amortization of unearned compensation for the year ended December 31, 2004 by $13,748 and this has increased the loss for the year then ended to $1,136,743 as restated, and the accumulated deficit during the development stage to $2,814,366.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Airbee Wireless, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

☐	except the common stock offered by this prospectus;

☐	in any jurisdiction in which the offer or solicitation is not authorized;

☐	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

☐	to any person to whom it is unlawful to make the offer or solicitation; or

☐	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

☐	there have been no changes in the affairs of Airbee after the date of this prospectus; or

☐	the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PROSPECTUS

28,247,137 Shares of Common Stock

AIRBEE WIRELESS, INC.

July 19, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

     Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Airbee. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Airbee pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$2,760.07
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$14,739.07

TOTAL	$85,000.00

Recent Sales Of Unregistered Securities

     We have issued the following securities in the past three years without registering them under the Securities Act of 1933; all such issuances are in common stock:

     The following stock transactions occurred in 2002:

     We issued 21,625,000 to the founder and CEO, Sundaresdan Raja in August, 2002 for $865.

     We acquired 100% of the common stock of Connexus for 4,156,405 shares of our common stock to the sole shareholder of Connexus, Ramanujam Satagopan, valued at $100,000, and assumed a promissory note which at the time of acquisition (as of October 1, 2002) was valued at $50,000, subsequently with accrued interest is valued at $100,000 as of March 31, 2005.

     The Company issued 1,359,550 shares to its chief operating officer, Eugene Sharer, as founders’ shares for running the Company. These shares were issued for $55 (par).

     The Company issued 50,000 shares of stock to Sujatha Mahalingham, in October 2002 for $10,000 cash at a value of $0.20 per share.

     In August 2002, the Company’s Board of Directors established the Airbee Wireless, Inc. 2002 Stock Option Plan. The Board authorized up to 75,000,000 common shares to be authorized and issued to officers, directors and employees.

     We granted options totaling 21,375,000 shares of which 4,625,904 options were exercised as cashless options in 2003 resulting in 3,921,542 shares of stock. In the cashless exchange, 704,362 shares of stock were recorded as treasury stock. All of these options were granted to Eugene Sharer, Richard Sommerfeld and Ramanujam Satagopan; officers and key members of the management team of the Company.

     The following stock transactions occurred in 2003:

     The Company raised $88,000 from a board member, Satya Akula, in two tranches of $44,000 each in April and August, 2003 for a total of $88,000. The Company issued a total of 1,000,000 shares of stock for these amounts at a value of $0.088 per share.

     On August 25, 2003, the Company converted a note payable to Sujatha Mahalingham of $10,000 plus accrued interest and fees for 56,668 shares of stock valued at $0.20 per share.

     The Company issued 125,000 shares of stock in August, 2003, to its chief financial officer, Richard Sommerfeld, as founders’ shares for uncompensated work performed prior to his employment. These shares were issued for $5 (par).

     On September 30, 2003, the Company’s board of directors approved a 2.5:1 forward stock split. It split the then issued and outstanding 11,349,049 shares into 28,372,622 shares. With the stock split, the par value of the Company’s stock went from $0.0001 to $0.00004.

     In December, 2003, the Company issued 3,784,814 shares of stock valued at $0.1138 per share for cash (166,960 shares for $19,000) to INFe Relations for investment planning services and (3,617,854 shares for $411,712) to Dolphin Bay Capital for a Rule 504 offering for a total value of $430,712.

     In November, 2003, the Company issued 3,921,542 shares of stock from the exercise of stock options from three of its officers, Messrs Sharer, Sommerfeld and Satagopan. This was a cashless exchange. In this exchange 704,362 shares were returned to the Company and are included in its treasury and reflected as treasury stock on the consolidated balance sheets.

     The Company’s officers also contributed $17,517 as capital reflected as additional paid-in capital. No stock was issued in these exchanges.

     The following stock transactions occurred in 2004:

     On January 23, 2004, we issued an aggregate of 4,999,240 shares of our common stock to Dolphin Bay Capital, Inc. in consideration of a promissory note in the amount of $568,914, which has been paid in full ($0.1138 per share). The investor was deemed an accredited investor as defined under Regulation D. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 504 and Section 5.I of the Texas Security Act, Rule 109.3.C.1 of the Texas Administrative Code. The investor received current information concerning our company and had the ability to ask questions about our company at the time of their investment. In addition, we issued 31,250 shares for $13,125 in cash and 107,444 shares for financing/investment services valued at $28,500.

     On June 9, 2004, we issued 31,250 shares of our common stock and warrants to purchase 18,750 shares of our common stock to V.V. Sundaram in consideration of $10,000 under a private placement memorandum. There were no commissions paid nor were there any placement agents involved. This investor was deemed accredited as defined under Regulation D. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares issued to the investor contain a legend restricting their transferability absent registration or applicable exemption. The investor had access to information concerning our company and had the ability to ask questions about our company at the time of the stock purchase.

     On July 1, 2004, we issued options to purchase 3,000,000 shares of our common stock to Srinivansan Krishnamurthy, an executive officer of the Company, exercisable at $0.38 per share. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The officer received information concerning our company and had the ability to ask questions concerning our company.

     On November 18, 2004, we issued options to purchase 27,000,000 shares of our common stock to five executive officers Messrs. Raja, Sharer, Sommerfeld, Satagopan and Krishnamurthy. The options are exercisable at $0.22 per share for a period of four years from the date of issuance. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The officers received information concerning our company and had the ability to ask questions concerning our company.

     In addition, the Company authorized the issuance of 400,000 shares for financing services to Jeffrey Galpern in December 2004, however, the shares were not issued as of December 31, 2004 and are reflected as a liability for stock to be issued. The shares were valued at $76,000.

     The following stock transactions occurred in 2005:

     Effective January 1, 2005, we issued options to purchase 150,000 shares of our common stock to Mal Gurian, in conjunction with his appointment to our board of directors. The options vest over one year in equal quarterly installments. The options are exercisable at $0.22 per share for a period of five years from the date of issuance.

     On January 13, 2005, we issued 400,000 shares of our common stock to Mr. Galpern in return for business and financial consulting services, which included assisting us with strategic planning, marketing and financial positioning strategies. The shares of common stock we issued to Mr. Galpern had a total cash value of $120,000 at the time of issuance.

     On February 10, 2005, we issued Crescent Fund, LLC, 375,000 shares of our common stock, which had a total cash value of $138,750 at the time of issuance. The shares were issued to Crescent Fund, LLC, in return for providing us investor relations and public relations services.

     In March 2005, we issued 982,143 restricted shares of our common stock to five accredited investors for $350,000. These investors are Lance Pixler, Daniel Borelli, Fleming Hobbs, Robert Mucha and Marcu Perez. In addition, we issued 125,000 warrants to these investors at a strike price of $0.48 per share and 71,429 warrants at $0.36.

     Effective March 1, 2005, we issued options to purchase 1,000,000 shares of our common stock to David McCartney, in conjunction with his employment agreement with the company. The options are exercisable at $0.38 per share for a period of five years from the date of issuance.

     On April 26, 2005, we executed a promissory note in the amount of $750,000 in favor of Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed the entire $750,000 to us upon the date the note was executed and an additional $250,000 will be disbursed to us after our common stock commences trading on the Over-the-Counter Bulletin Board. The promissory note is secured by shares of stock of our affiliate, Mr. Sundaresan Raja. The promissory note has a one-year term and accrues interest at 24% per year. The promissory note matures within a year from the date of execution.

     In April, 2005 Cornell Capital Partners, LP received 592,000 shares of our common stock and warrants to purchase another 200,000 shares of our common stock exercisable at $1.27 per share as a one-time commitment under the Standby Equity Distribution Agreement.

     In April, 2005, we issued to Monitor Capital, Inc. 8,000 shares of our common stock as a placement agent fee under a placement agent agreement relating to the Standby Equity Distribution Agreement.

     On May 2, 2005, we entered into an agreement and plan of merger by and among Identity, Inc., a Delaware corporation and Daniel R. Nelson, Airbee and Airbee Automotive Group, Inc., a wholly-owned subsidiary of Airbee, whereby our wholly-owned subsidiary merged with and into Identity, Inc. Pursuant to the Merger Agreement, the surviving entity became our wholly-owned subsidiary. We issued 7,692,808 shares of restricted common stock to Daniel R. Nelson, the sole shareholder of Identity, Inc. The shares issued to Mr. Nelson are valued at $5,000,000, which is based upon the 30-day average closing price of our common stock through April 25, 2005.

     On May 9, 2005, we issued 2,854 shares and on June 1, 2005, we issued 2,643 shares to Adorno & Yoss LLP for legal services rendered which had a total cash value of $3,078.

     On May 16, 2005, we issued an option to purchase 1,500,000 shares to V. V. Sundaram, an executive officer of the company exercisable at $0.82 per share and in conjunction with his employment agreement with the Company. The option is exercisable until May 16, 2010.

     On June 1, 2005, we issued 1,750,000 restricted shares to Satya Akula, a former director of the Company, for the exercise of two warrants held for a total cash value of $12,000.

     On June 20, 2005, we issued 26,667 shares and 5,333 warrants exercisable for a three year period at $0.82 per share in a private placement for $10,000 cash.

Index to Exhibits

Exhibit No.	Description	Location
3.1	Certificate of Incorporation, dated August 9, 2002 of Registrant	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

3.2	Certificate of Amendment (forward split)	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

32.3	By-Laws of Registrant	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

4.1	Equity Incentive Plan	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

4.2	Form of Promissory Note	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

4.3	Outside Director Stock Option Plan	Filed as an exhibit for Form 8-K; filed on March 15, 2005

5.1	Opinion from Kirkpatrick & Lockhart Nicholson Graham LLP	Filed by Amendment to this Registration Statement filed on Form SB-2 on July 19, 2005

10.1	Employment Agreement, dated August 16, 2002 between Sundaresan Raja and Airbee Wireless	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

10.2	Employment Agreement, dated August 16, 2002 between Eugene Sharer and Airbee Wireless	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

10.3	Employment Agreement, dated September 15, 2002 between Ramanujam Satagopan and Airbee Wireless	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

10.4	Employment agreement, dated September 1, 2003 between Richard Sommerfeld and Airbee Wireless	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

10.5	Lease agreement	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

10.17	Standby Equity Distribution Agreement dated April 20, 2005 with Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005

10.18	Placement Agent Agreement dated April 20, 2005 with Monitor Capital, Inc., and Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005

10.19	Registration Rights Agreement dated April 20, 2005 with Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005

Exhibit No.	Description	Location
10.20	Escrow Agreement dated April 20, 2005 with Cornell Capital Partners, LP and David Gonzalez, Esq.	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005

23.1	Consent of Kirkpatrick & Lockhart LLP	Incorporated by reference to Exhibit 5.1

23.2	Consent of Bagell, Josephs & Company, L.L.C.	Provided herewith

Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

               (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

               (iii) Include any additional or changed material information on the plan of distribution;

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on July 18, 2005.

Date: July 18, 2005	AIRBEE WIRELESS, INC.

	By:	/s/ Sundaresan Raja

	Name:	Sundaresan Raja
	Title:	Chief Executive Officer

	By:	/s/ Richard P. Sommerfeld

	Name:	Richard P. Sommerfeld
	Title:	Chief Financial Officer and Principal Accounting Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sundaresan Raja his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly singed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Sundaresan Raja Sundaresan Raja	President, Chief Executive Officer, Principal Executive Officer and Director	July 18, 2005

/s/ E. Eugene Sharer E. Eugene Sharer	Chief Operating Officer and Director	July 18, 2005

/s/ Richard P Sommerfeld, Jr. Richard P. Sommerfeld, Jr.	Chief Financial Officer, Principal Financial and Principal Accounting Officer	July 18, 2005

/s/ Ramanujam Satagopan	Chief Technology Officer	July 18, 2005

Ramanujam Satagopan

/s/ Mal Gurian	Director	July 18, 2005

Mal Gurian